Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PLAINS EXPLORATION & PRODUCTION COMPANY,

FREEPORT-MCMORAN COPPER & GOLD INC.

and

IMONC LLC

Dated as of December 5, 2012

TABLE OF CONTENTS

ARTICLE I.

THE MERGER

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 5, 2012, is by and among Plains Exploration & Production Company, a Delaware corporation (the “Company”), Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (“Parent”), and IMONC LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”).

WITNESSETH:

WHEREAS, the parties intend that the Company shall be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a direct wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has (i) unanimously determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Special Committee of the Board of Directors of Parent (the “Parent Special Committee”) has unanimously recommended to the Board of Directors of Parent that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of Parent and its stockholders;

WHEREAS, the Board of Directors of Parent has (i) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, as the sole member of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and adopted this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, in connection with the execution and delivery of this Agreement by the parties hereto, the Company has entered into a Support Agreement, dated as of the date hereof, with Parent; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Company shall be merged with and into Merger Sub, whereupon the separate corporate existence of the Company shall cease, and Merger Sub shall continue its existence under Delaware law as the surviving company in the Merger (the “Surviving Company”) and a direct wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on the fifth business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL and the DLLCA in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other, later date and time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL and the DLLCA (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the DGCL and the DLLCA.

Section 1.5 Organizational Documents of the Surviving Company.

(a) At the Effective Time, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the

Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) At the Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any shares of Company Common Stock or limited liability company interests of Merger Sub:

(i) Limited Liability Company Interest of Merger Sub. The sole limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as the sole limited liability company interest of the Surviving Company.

(ii) Cancellation of Certain Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Merger Sub or any of their respective Subsidiaries (as defined herein) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor; provided, however, that any shares of Company Common Stock owned or held by any direct or indirect wholly owned Subsidiary of the Company shall be converted into the right to receive the Merger Consideration, as set forth below.

(iii) Conversion of Company Common Stock. Subject to the other provisions of Article II, each share of Company Common Stock issued and outstanding immediately prior to or upon the Effective Time, including shares of Company Common Stock that are deemed to be outstanding with respect to Company Electing Awards pursuant to Section 2.5, but excluding any Cancelled Shares or Dissenting Shares (as defined herein) (each, a “Company Share”), shall be converted automatically into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”):

(A) for each Company Share with respect to which a Stock Election (as defined herein) has been validly made and not revoked pursuant to Section 2.3 (collectively, the “Stock Election Shares”), the right to receive from Parent the fraction of a share of validly issued, fully paid and nonassessable Parent Common Stock as is equal to the Exchange Ratio (collectively, the “Stock Consideration”);

(B) for each Company Share with respect to which a Cash Election (as defined herein) has been validly made and not revoked pursuant to Section 2.3 (collectively, the “Cash Election Shares”), the right to receive in cash from Parent an amount equal to the Per Share Amount (collectively, the “Cash Consideration”); and

(C) for each Company Share other than shares as to which a Cash Election or a Stock Election has been validly made and not revoked pursuant to Section 2.3 (collectively, the “Non-Election Shares”), the right to receive from Parent the Merger Consideration as is determined in accordance with Section 2.2.

(D) Definitions:

(1)	“Exchange Ratio” shall mean the quotient of (a) the Per Share Amount divided by (b) the Parent Closing Price.

(2)	“Per Share Amount” shall mean the sum of (A) $25.00 plus (B) the product of 0.6531 (the “Share Ratio”) times the Parent Closing Price.

(3)	“Parent Closing Price” shall mean the average, rounded to the nearest one tenth of a cent, of the closing sales prices of shares of Parent Common Stock on the NYSE as reported by The Wall Street Journal for the ten trading days immediately preceding the date which is five trading days immediately prior to the date on which the Effective Time occurs.

(4)

“Cash Component” shall mean (A) $3,313,502,625 minus (B) the product of (1) $25.00 and (2) the sum of (a) the excess of (i) the number of Cancelled Shares over (ii) 14,960,232, (b) the number of Company Restricted Shares forfeited after the date of this Agreement and prior to the Effective Time, and (c) the number of Company Electing RSUs forfeited after the date of this Agreement and prior to the Effective Time plus (C) the product of (1) $25.00 and (2) the number of Company Shares issued with respect to Company Options outstanding on the date hereof and set forth on the Company Disclosure Schedule exercised following the date hereof and prior to the Effective Time. The Cash Component excludes any amount paid or payable with respect to Company Cash RSUs and Company SARs.

All Company Shares converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated Company Shares represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such Company Shares (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and the Fractional Share Cash Amount (as defined herein) into which the Company Shares represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1, as well as any dividends or other distributions to which holders of Company Shares become entitled in accordance with Section 2.4(d).

(iv) For the avoidance of doubt, the aggregate consideration to be paid by Parent in respect of the Merger Consideration to holders of Company Shares (including Company Electing Awards) shall be equal to the Cash Component (assuming all Dissenting Shares receive cash equal to the Per Share Amount) and 86,561,944 shares of Parent Common Stock (provided that the number of shares of Parent Common Stock to be issued shall be reduced by the product of (A) 0.6531 and (B) the sum of (1) the excess of the number of Cancelled Shares over 14,960,232, (2) the number of Company Restricted Shares forfeited after the date of this Agreement and prior to the Effective Time, and (3) the number of Company Electing RSUs forfeited after the date of this Agreement and prior to the Effective Time, and shall be increased by the product of (A) 0.6531 and (B) the number of Company Shares issued with respect to Company Options outstanding on the date hereof and set forth on the Company Disclosure Schedule exercised following the date hereof and prior to the Effective Time.

(b) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Company Shares held by a person (a “Dissenting Stockholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the DGCL concerning the right of holders of Company Shares to demand appraisal of their (the “Appraisal Provisions”) Company Shares (“Dissenting Shares”), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive the Merger Consideration as described in Section 2.1(a)(iii), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each of such Dissenting Stockholder’s Company Shares shall thereupon be deemed to be Non-Election Shares for all purposes of this Agreement, unless such Dissenting Stockholder shall thereafter otherwise make a timely Election (as defined herein) under this Agreement. If any holder of Dissenting Shares shall have so failed to perfect or has effectively withdrawn or lost such Dissenting Stockholder’s right of appraisal after the Election Deadline (as defined herein), each of such Dissenting Stockholder’s Company Shares shall thereupon be deemed to have been converted into and to have become, as of the

Effective Time, the right to receive Stock Consideration or Cash Consideration, or a combination thereof, as determined by Parent in its sole discretion. The Company shall give Parent prompt notice of any demands for appraisal of Company Shares received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time (and as permitted by Article V), the outstanding Company Shares or Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Share Ratio shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, no certificates or scrip representing fractional shares of Parent Common Stock shall be delivered upon the conversion of Company Shares pursuant to Section 2.1(a)(iii), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount determined by multiplying (i) the Parent Closing Price by (ii) the fraction of a share (after taking into account all Company Shares held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock.

Section 2.2 Proration.

(a) Notwithstanding any other provision contained in this Agreement, the total number of Company Shares to be converted into Cash Consideration pursuant to Section 2.1(a)(iii) (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time), (the “Cash Conversion Number”), shall be equal to the quotient obtained by dividing (i) the Cash Component by (ii) the Per Share Amount. All other Company Shares (other than Cancelled Shares and Dissenting Shares) shall be converted into Stock Consideration.

(b) Within five (5) business days after the Effective Time, Parent shall cause the Exchange Agent (as defined herein) to effect the allocation among the holders of Company

Shares (including holders of Company Electing Awards) of the rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) if the aggregate number of Company Shares with respect to which Cash Elections shall have been made (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Total Cash Election Number”) exceeds the Cash Conversion Number, then (A) all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and (B) Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Total Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.2(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii) if the Total Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Total Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and the Stock Election Shares and Non-Election Shares shall be treated in the following manner:

(x) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (1) the number of Non-Election Shares held by such holder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 2.2(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(y) if the Shortfall Number exceeds the number of Non- Election Shares, then (1) all Non-Election Shares shall be converted into the right to receive the Cash Consideration and (2) all Stock Election Shares shall convert into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (A) the number of Stock Election Shares held by such holder by (B) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 2.2(a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

Section 2.3 Election Procedures.

(a) Elections. Each person who is a record holder of shares of Company Common Stock and/or who holds Company Electing Awards on the Election Form Record Date (as defined herein) shall have the right to submit an Election Form specifying (an “Election”) the number of Company Shares, if any, held by such person, whether directly or pursuant to any Company Electing Awards, in any case, that such person desires to have converted into the right to receive Stock Consideration (a “Stock Election”) and the number of such Company Shares that the holder desires to have converted into the right to receive Cash Consideration (a “Cash Election”). Holders of record of Company Shares who hold such Company Shares as nominees, trustees or in other representative capacities may submit a separate Election Form on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds such Company Shares.

(b) Appointment of Exchange Agent. Prior to mailing of the Election Form, Parent shall appoint a bank or trust company that is reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and shall enter into an agreement (the “Exchange Agent Agreement”) relating to the Exchange Agent’s responsibilities under this Agreement.

(c) Mailing of Election Form; Election Deadline. Parent shall prepare and cause to be mailed a form of election, which form shall be subject to the reasonable approval of the Company (the “Election Form”), with the Proxy Statement/Prospectus to the record holders of Company Common Stock as of the record date for the Company Stockholders’ Meeting (the “Election Form Record Date”) and to each holder of Company Electing Awards as of such date, which Election Form shall be used by each such record holder of shares of Company Common Stock and each such holder of Company Electing Awards who wishes to make an Election. Any such holder’s Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., Eastern time, on a date prior to the Effective Time to be mutually agreed to by Parent and the Company and publicly disclosed (the “Election Deadline”), an Election Form properly completed and signed and accompanied (in the case of record holders of shares of Company Common Stock) by Certificates (unless such shares of Company Common Stock are Book-Entry Shares, in which case the holders shall follow the instructions set forth in the Election Form) of Company Common Stock to which such Election Form relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or by an appropriate guarantee of delivery of such Certificates as set forth in such Election Form; provided that such Certificates are in fact delivered to the Exchange Agent within five (5) business days after the date of execution of such guarantee of delivery).

(d) Ability to Revoke Election Forms. Any stockholder or holder of Company Electing Awards may (i) change his Election by written notice received by the Exchange Agent prior to the Election Deadline, accompanied by a properly completed and signed revised Election Form or (ii) revoke his Election by written notice received by the Exchange Agent prior to the

Election Deadline or by withdrawal prior to the Election Deadline of his Certificates (if applicable), or of the guarantee of delivery of such Certificates (if applicable), previously deposited with the Exchange Agent. All Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned and that this Agreement has been terminated. If an Election Form is revoked, the Certificate(s) (or guarantees of delivery, as appropriate), if any, for the Company Shares to which such Election Form relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

(e) Determination of Exchange Agent Binding. Subject to the provisions of the Exchange Agent Agreement, the determination of the Exchange Agent shall be binding as to whether an Election shall have been properly made or revoked pursuant to this Section 2.3 with respect to Company Shares and when Elections and revocations were received by it. Subject to the provisions of the Exchange Agent Agreement, if the Exchange Agent determines that any Election was not properly made with respect to any Company Shares, such Company Shares shall be treated by the Exchange Agent as Non-Election Shares. Subject to the provisions of the Exchange Agent Agreement, the Exchange Agent also shall make all computations as to the allocation and the proration contemplated by Section 2.2, and absent manifest error any such computation shall be conclusive and binding on the holders of the Company Shares.

Section 2.4 Exchange of Certificates.

(a) Deposit of Merger Consideration. Parent shall make available to the Exchange Agent cash sufficient to pay the aggregate Cash Consideration (together with, to the extent then determinable, the aggregate Fractional Share Cash Amounts payable) at such time as is necessary for the payment to holders of Company Common Stock (including Company Common Stock subject to Company Electing Awards) and shall deposit, or shall cause to be deposited, with the Exchange Agent evidence of Parent Common Stock in book-entry form (and/or certificates representing such Parent Common Stock, at Parent’s election) representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Stock Consideration (such cash and certificates, together with any dividends or distributions with respect thereto, the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event within five (5) business days of the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of Company Shares and each holder of Company Electing Awards whose Company Shares were converted pursuant to Section 2.1(a)(iii) or Section 2.5 (other than those holders who have properly completed and submitted, and have not revoked, Election Forms pursuant to Section 2.3) into the right to receive the Merger Consideration (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass (as applicable), only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree upon prior to the Effective Time) (the “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares (as applicable) in exchange for the Merger Consideration, any Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.4(d).

(c) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent, if applicable, together with either an Election Form or Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares or Company Electing Awards, in any case, shall be entitled to receive in exchange therefor the Merger Consideration deliverable in respect of the shares represented by such Certificates or Book-Entry Shares or Company Electing Awards, in any case, pursuant to this Agreement, together with any Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares or Company Electing Awards become entitled in accordance with Section 2.4(d). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share or with respect to any Company Electing Awards and, until surrendered as contemplated by this Section 2.4, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, with respect to Certificates and Book-Entry Shares, upon such surrender, the Merger Consideration deliverable in respect of the shares represented by such Certificates or Book-Entry Shares pursuant to this Agreement, together with any Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.4(d).

(d) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered Company Share to be converted into shares of Parent Common Stock pursuant to Section 2.1(a)(iii) until such holder shall surrender such share in accordance with this Section 2.4. After the surrender in accordance with this Section 2.4 of a Company Share to be converted into shares of Parent Common Stock pursuant to Section 2.1(a)(iii), the holder thereof shall be entitled to receive (in addition to the Merger Consideration and any Fractional Share Cash Amount payable to such holder pursuant to this Article II) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the share of Parent Common Stock represented by such Company Share.

(e) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this Article II upon conversion of any Company Shares shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.4(b) (together with any Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.4(d)), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing Company Shares are presented to the Surviving Company, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book- Entry Shares pursuant to this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock and holders of Company Electing Awards at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II without any interest thereon.

(h) No Liability. None of Parent, the Company, Merger Sub or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.

(i) Withholding Rights. Each of the Surviving Company, Parent and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of a Certificate or Book-Entry Share or any holder of any Company Stock Awards pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted, withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Book-Entry Share in respect of which such deduction or withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.4(g), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 2.5 Company Stock Awards.

(a) Company SARs. Each Company SAR that remains outstanding and unexercised as of the Effective Time shall, as of the Effective Time, (i) vest in full (to the extent previously unvested) and become exercisable, and (ii) be converted into a fully vested and exercisable stock appreciation right relating to shares of Parent Common Stock (which stock appreciation rights shall be cash-or stock-settled in accordance with the settlement terms applicable to the related Company SAR), on the same terms and conditions (other than vesting conditions, which shall not apply) as were applicable to such Company SAR immediately prior to the Effective Time (each, an “Adjusted SAR”), except that (A) the number of shares of Parent Common Stock subject to such Adjusted SAR, rounded down to the nearest whole share, shall be determined by multiplying the number of shares of Company Common Stock subject to such Company SAR immediately prior to the Effective Time by the Exchange Ratio, and (B) the exercise price per share of Parent Common Stock subject to such Adjusted SAR shall equal the per share exercise or strike price of the Company SAR immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent.

(b) Company RSUs. All Company RSUs that have been granted or contractually promised by the Company as of the date of this Agreement and that remain or become outstanding as of immediately prior to or upon the Effective Time, including, for the avoidance of doubt, each Company RSU that will become issuable or creditable in connection with the consummation of the Merger pursuant to any employment agreement, restricted stock unit agreement or other written agreement (including, for the avoidance of doubt, that certain Long-Term Retention and Deferred Compensation Agreement between the Company and each employee identified in Section 2.5(b) of the Company Disclosure Schedule), taking into account any termination of deferral arrangements with respect thereto after the date hereof but prior to the Effective Time pursuant to Section 5.1(b)(I) of this Agreement and consistent with Treasury Regulation § 1.409A-3(j)(4)(ix)(B) (each, an “Existing RSU”), shall vest in full (to the extent not previously vested, with outstanding Company RSUs that vest based on the achievement of performance goals to vest in accordance with the terms of the applicable award agreements) immediately prior to (or, in the case of Company RSUs issuable upon the consummation of the Merger, upon) the Effective Time and be treated as follows in the Merger:

(i) Company Electing RSUs. Each Existing RSU (other than those that are Company Non-Electing RSUs (as defined below), which shall be treated as provided in clause (iii) below), that, by its terms, would be settled in shares of Company Common Stock (rather than cash or cash equivalents) absent the Merger (each a “Company Electing RSU”), shall be deemed to be paid in shares of Company Common Stock upon the Effective Time, and shall, as of the Effective Time, be converted into, and canceled in exchange for, the right to receive the Merger Consideration pursuant to Section 2.1(a)(iii), with such Merger Consideration to be paid or provided at the time or times contemplated by the original award agreement.

(ii) Cash-Settled Company RSUs. Each Existing RSU that, by its terms, would be settled in cash or cash equivalents (rather than shares of Company Common Stock) absent the Merger (each a “Company Cash RSU”) shall be canceled in exchange for the right to receive a payment equal to the Per Share Amount, payable at such time or times as the Per Share Amount is payable generally to Cash Election Shares.

(iii) Company Non-Electing RSUs. Each Existing RSU (other than a Company Cash RSU) held by one of the individuals listed in Section 2.5(b)(iii) of the Company Disclosure Schedule and identified on such Schedule (a “Company Non-Electing RSU”) shall automatically be converted into Cash Consideration or Stock Consideration as set forth in the applicable letter agreement entered into by such individual.

(c) Company Restricted Shares. Each Company Restricted Share that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, (i) vest in full, (ii) be deemed to constitute fully vested shares of Company Common Stock, and (iii) be converted into, and canceled in exchange for, the right to receive the Merger Consideration pursuant to Section 2.1(a)(iii).

(d) Company Interim Awards. Each compensatory equity award that is granted or issued by the Company after the date of this Agreement pursuant to Section 5.1(b)(I) of this Agreement, but prior to the Effective Time (each, a “Company Interim Award”) shall, as of the Effective Time:

(i) If such Company Interim Award is a restricted stock, restricted stock unit or similar “full value” award, be converted into the same type of award covering shares of Parent Common Stock (an “Adjusted Interim Full Value Award”), except that the number of shares of Parent Common Stock subject to such Adjusted Interim Full Value Award, rounded down to the nearest whole share, shall be determined by multiplying the number of shares of Company Common Stock subject to the related Company Interim Award immediately prior to the Effective Time by the Exchange Ratio, with each Adjusted Interim Full Value Award to continue to be subject to the same terms and conditions as were applicable to the related Company Interim Award immediately prior to the Effective Time, including without limitation, the vesting schedule, terms of acceleration, if any, and payment provisions.

(ii) If such Company Interim Award is a stock option, stock appreciation right or similar “appreciation” award, be converted into the same type of award covering shares of Parent Common Stock (an “Adjusted Interim Appreciation Award”), except that (A) the number of shares of Parent Common Stock subject to such Adjusted Interim Appreciation Award, rounded down to the nearest whole share, shall be determined by multiplying the number of shares of Company Common Stock subject to the related Company Interim Award immediately prior to the Effective Time by the Exchange Ratio, and (B) the exercise price per share of Parent Common Stock of such Adjusted Interim Appreciation Award shall equal the per share exercise or strike price of the related Company Interim Award immediately prior to the Effective Time, divided by the Exchange Ratio and rounded up to the nearest whole cent, with each Adjusted Interim Appreciation Award to continue to be subject to the same terms and conditions as were applicable to the related Company Interim Award immediately prior to the Effective Time, including without limitation, the vesting schedule, terms of acceleration, if any, expiration and payment provisions.

(e) Company Actions. Prior to the Effective Time, the Company shall take such action(s) (including through an action of the Company Board of Directors) as it determines necessary or desirable to effectuate the treatment of the Company SARs, Company Restricted Shares, Company RSUs and Company Interim Awards (collectively, the “Company Stock Awards”) as contemplated by this Section 2.5. From and after the Effective Time, holders of Company Stock Awards (other than Company SARs (which shall continue as Adjusted SARs) and Company Interim Awards (which shall continue as Adjusted Interim Full Value Awards or Adjusted Interim Appreciation Awards, as applicable)) shall have no rights with respect thereto other than any rights to receive Merger Consideration in accordance with the terms of this Agreement.

Section 2.6 Further Assurances. If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed prior to the date hereof (excluding any disclosures set forth in any such Company SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Parent as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing as a foreign entity in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation and bylaws (collectively, the “Company Organizational Documents”), and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each material Subsidiary of the Company, in each case, as amended through the date hereof. The Company has made available prior to the date of this Agreement true and complete copies of the minute books of the Company and each material Subsidiary of the Company, which copies contain true and complete records of all meetings and other corporate actions held or taken since December 31, 2009 of their respective stockholders and boards of directors or similar governing bodies (including committees of their respective stockholders and boards of directors or similar governing bodies); provided, however, that (i) the Company has redacted such materials to the extent necessary to omit information concerning this Agreement or the transactions contemplated hereby and (ii) minutes of meetings that pertain solely to discussion of this Agreement or the transactions contemplated hereby have not been provided.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 250,000,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of December 3, 2012, there were (i) 128,963,278 shares of Company Common Stock issued and outstanding (including Company Restricted Shares), (ii) 14,960,232 shares of Company Common Stock held in treasury, (iii) no shares of Company Preferred Stock issued or outstanding, (iv) 3,088 shares of Company Common Stock issuable upon the exercise of outstanding Company Options, (v) cash-settled awards with respect to 2,381,061 SARs, (vi) 5,609,952 shares of Company Common Stock subject to outstanding Company RSUs, (vii) cash-settled awards with respect to up to 1,506,700 Company RSUs, which assumes performance at maximum level for Company RSUs that vest based on achievement of performance, and (viii) 1,466,000 shares of Company Common Stock subject to Company RSUs which the Company is contractually obligated to grant. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Stock Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 3.2(a) (and other than the shares of Company Common Stock issuable pursuant to the terms of outstanding Company Stock Awards, including contractual commitments to grant Company Stock Awards, and except for the Company’s obligations with respect to Pennsylvania Offshore Operations Inc., a Delaware corporation (“Offshore”), pursuant to the agreements set forth in Section 3.2(a) of the Company Disclosure Schedule), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company. With respect to each grant of Company Stock Awards, each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules of the NYSE.

(b) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c) Except for the Company’s agreements and understandings with respect to Offshore set forth on Section 3.2(c) of the Company Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(d) Except for Offshore and as set forth in Section 3.2(d) of the Company Disclosure Schedule, the Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of any preemptive rights and any Liens other than Company Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and (except with respect to limited liability company interests, limited partner interests and general partner interests, to the extent provided by applicable Law) nonassessable and free of preemptive rights. The authorized capital stock of Offshore consists of (i) 300,000,000 shares of Class A Common Stock, par value $0.001 per share (“Offshore Class A Stock”), (ii) 200,000,000 shares of Class B Common Stock, par value $0.001 per share (“Offshore Class B Common Stock), (iii) 500,000,000 shares of Common Stock, par value $0.001 per share (“Offshore Common Stock”) and (iv) 1,500,000 shares of preferred stock, par value $0.01 per share (“Offshore Preferred Stock”). As of December 3, 2012, (i) 87,000,000 shares of Offshore Class A Stock were issued and outstanding and held in escrow pending the conversion and cancellation of Offshore Preferred Stock or the exercise of the Offshore Warrants, (ii) 90,000,000 shares of Offshore Class B Common Stock were issued and outstanding, all of which were held indirectly by the Company, representing 80% of the outstanding equity interest in Offshore, (iii) no shares of Common Stock were issued and outstanding, (iv) 450,000 shares of Offshore Preferred Stock were issued and outstanding, all of which was designated as Offshore’s 8.0% Convertible Preferred Stock and (v) no shares of Offshore Class A Stock, Offshore Class B Stock or Offshore Common Stock were held in treasury. Except for equity interests in the Company’s Subsidiaries and in Maine, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Except for the Company’s obligations with respect to Offshore pursuant to the agreements set forth on Section 3.2(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other document to be entered into by the Company in connection with the transactions contemplated hereby (together with this Agreement, the “Company Transaction Documents”) and, subject to receipt of approval of this Agreement by the holders of a majority of the shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby, including the Merger, and thereby. The execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and, except for the Company Stockholder Approval (assuming the accuracy of the representations and warranties set forth in Section 4.19), no other corporate action on the part of the Company or vote of the Company’s stockholders are necessary to authorize the execution and delivery by the Company of this Agreement and the other Company Transaction Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby. The Board of Directors of the Company has unanimously (i) resolved to recommend that the Company’s stockholders adopt this Agreement (the “Company Recommendation”), (ii) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company’s stockholders, (iii) approved this Agreement and the Merger, and (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders. Each of the Company Transaction Documents has been duly and validly executed and delivered by the Company and, assuming each such Company Transaction Document constitutes the legal, valid and binding agreement of the counterparty thereto, each of the Company Transaction Documents constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”).

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (iii) the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the New York Stock Exchange (“NYSE”), (vi) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and any antitrust, competition or similar laws outside of the United States, and (vii) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.2(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority, independent system operator, regional transmission organization, other market administrator, or national, regional or state reliability organization (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and (assuming the Company Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract (including, without limitation, any Oil and Gas Lease or Oil and Gas Contract), instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Company Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii), for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations, or Liens as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2011 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Company SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c) The statements of revenues and direct operating expenses (including all related notes and schedules) for each of the BP Assets and the Shell Assets included in the Company SEC Documents (i) to the knowledge of the Company, fairly present in all material respects the revenues and operating expenses of the BP Assets and the Shell Assets, respectively, as at the respective dates thereof, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) to the knowledge of the Company, have been prepared from, and are in accordance with, the books and records of BP and Shell, respectively, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (in each case, except as described in the notes thereto).

(d) The pro forma balance sheet and the pro forma statements of income of the Company related to the GOM Acquisition included in the Company SEC Documents (the “Pro Forma Financial Statements”) comply as to form in all material respects with the applicable requirements of Regulation S-X promulgated under the Exchange Act, the pro forma adjustments are appropriate to give effect to the transactions referred to therein and have been properly applied to the historical amounts in the compilation of such Pro Forma Financial Statements and the assumptions used in the preparation of such pro forma financial statements are reasonable.

(e) There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. The Company has heretofore made available to Parent true, correct and complete copies of all written correspondence between the Company and the SEC occurring since January 1, 2010. None of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(f) Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s financial statements or other Company SEC Documents.

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Except with respect to the operations of the BP Assets and the Shell Assets to be acquired, the Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Board of

Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

Section 3.6 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the Company Financial Statements or the Pro Forma Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement, (iii) liabilities or obligations incurred since December 31, 2011 in the ordinary course of business, (iv) liabilities or obligations that have been discharged or paid in full and (v) liabilities or obligations that have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or possible material violation of, or material failure to comply with, any Law.

(b) Except for consents or approvals of Governmental Entities with respect to the GOM Acquisition which would be customarily obtained after the closing of a similar acquisition of assets, the Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, concessions, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits or to have filed such tariffs, reports, notices or other documents would not, individually or in the aggregate, be material to the Company and its Subsidiaries. All Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is in material compliance with the terms and requirements of all material Company Permits.

(c) Each of the Company and its Subsidiaries is and, to the knowledge of the Company, each third-party operator of any of the Oil and Gas Interests of the Company and its Subsidiaries (with respect to such interests) is, and since January 1, 2010 has been, in compliance with applicable Laws and Orders, except where the failure to be in compliance would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Since January 1, 2010, (i) none of the Company or any Subsidiary of the Company nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary of the Company, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or any material concerns from employees of the Company or any Subsidiary of the Company regarding questionable accounting or auditing matters with respect to the Company or any Subsidiary of the Company, and (ii) to the knowledge of the Company, no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.

Section 3.8 Environmental Laws and Regulations. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or any person or entity whose liability the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, alleging non-compliance with or other liability under any Environmental Law and, to the Company’s knowledge, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit or proceeding, (ii) the Company and its Subsidiaries and, to the Company’s knowledge, each third-party operator of any of the Oil and Gas Interests of the Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2010 have been, in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (iii) there have been no Releases at any location of Hazardous Materials by the Company or any of its Subsidiaries, or to the Company’s knowledge, as a result of any operations or activities of the Company or any of its Subsidiaries or their contractors or third-party operators, that could reasonably be expected to give rise to any fine, penalty, remediation, investigation, obligation or liability of any kind to the Company or its Subsidiaries, (iv) none of the Company and its Subsidiaries and, to the Company’s knowledge, any third-party operator of any of the Oil and Gas Interests of the Company and its Subsidiaries and any predecessor of any of them, is subject to any Order or any indemnity obligation (other than asset retirement obligations, plugging and abandonment obligations and other reserves of the Company set forth in the Company Reserve Reports and the GOM Reserve Reports that have been provided to Parent prior to the date of this Agreement) or other Contract with any other person that could reasonably be expected to result in obligations or liabilities under applicable Environmental Laws or concerning Hazardous Materials or Releases, (v) none of the Company and its Subsidiaries has received any unresolved claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by contract or by operation of law) and there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, remediation, investigation, cost or restriction on the ownership, use, development or transfer of any property pursuant to applicable Environmental Law.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other material employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, (i) whether oral or written, funded or unfunded, or insured or self-insured, and (ii) (A) maintained by the Company or any Subsidiary, or (B) to which the Company or any Subsidiary contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors of the Company or any of its Subsidiaries (each, a “Company Benefit Plan”).

(b) With respect to the Company Benefit Plans, each to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all Company Benefit Plans (including all amendments and attachments thereto); (ii) written summaries of any Company Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the two most recent annual reports (Form 5500) filed with the Internal Revenue Service (the “IRS”); (vi) the most recent determination letter from the IRS; (vii) the most recent summary plan description and any summary of material modifications thereto; and (viii) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation (the “PBGC”), the Department of Labor, or any other Governmental Entity since January 1, 2009. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans. No Company Benefit Plan is maintained outside the jurisdiction of the United States, or provides benefits or compensation to any employees or other service providers who reside or primarily provide services outside of the United States.

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has taken any corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program. All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(d) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) has been the subject of a favorable determination letter or prototype opinion letter from the IRS for the most recent cycle applicable to such Qualified Plan pursuant to Revenue Procedure 2005-66 (as amended or otherwise revised by subsequent IRS guidance), and such determination letter has not been revoked (nor, to the Company’s knowledge, has revocation been threatened), and there are no existing circumstances and no events have occurred that could reasonably be expected to adversely affect the qualified status of any such Qualified Plan or the related trust. No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(e) No Company Benefit Plan is, and in the last six years, none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has maintained, established, contributed to or been obligated to contribute to any benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. Except as set forth in Section 3.9(e) of the Company Disclosure Schedule, none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control (a “multiple employer plan”), and none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a multiemployer plan or a multiple employer plan as a result of a complete or partial withdrawal from such plan that has not been satisfied in full.

(f) (i) There are no pending or, to the Company’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and (ii) to the Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Company with respect to any Company Benefit Plan, the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans, which, in the case of clause (i) and (ii), could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries or any of their respective ERISA Affiliates or any Company Benefit Plan.

(g) None of the Company, any of its Subsidiaries or any of their ERISA Affiliates has any unsatisfied liability under Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, and none of the Company, any of its Subsidiaries or any of their ERISA Affiliates has incurred any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan under or pursuant to Title I of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code, which could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries or any of their respective ERISA Affiliates or any Company Benefit Plan. No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) has occurred with respect to any Company Benefit Plan.

(h) No Company Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or any similar law.

(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) has been operated between January 1, 2005 and December 31, 2008 in good faith compliance with Section 409A of the Code and applicable guidance thereunder and since January 1, 2009 has been in documentary and operational compliance with Section 409A of the Code, except where any such noncompliance could not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. Except as set forth in Section 3.9(i) of the Company Disclosure Schedule, the Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

(j) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or accrued pension benefit or any other compensatory payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, (iii) trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan, or (iv) except as set forth on Schedule 3.9(j), result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Except as set forth in Section 3.9(j) of the Company Disclosure Schedule, no Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code or otherwise.

Section 3.10 Absence of Certain Changes or Events.

(a) From January 1, 2012 through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) Since January 1, 2012, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had a Company Material Adverse Effect.

Section 3.11 Investigations; Litigation. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no investigation or review pending (or, to the Company’s knowledge, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the Company’s knowledge, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries.

Section 3.12 Information Supplied. The information supplied or to be supplied by the Company for inclusion in the registration statement on Form S-4 to be filed by Parent in connection with the issuance of Parent Common Stock in the Merger (the “Form S-4”) shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing expressly for inclusion therein. The information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the Company Stockholders’ Meeting including in the Form S-4 (the “Proxy Statement/Prospectus”) will not, at the time the Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing expressly for inclusion therein. The Form S-4 and the Proxy Statement/Prospectus (solely with respect to the portion thereof relating to the Company Stockholders’ Meeting but excluding any portion thereof based on information supplied by Parent in writing expressly for inclusion therein, with respect to which no representation or warranty is made by the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.13 Regulatory Matters.

(a) The Company is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company

Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, all natural gas pipeline systems and related facilities constituting the Company’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

Section 3.14 Tax Matters. Except as have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP on the financial statements of the Company and its Subsidiaries, (iii) the U.S. federal income Tax Returns of the Company and its Subsidiaries have been examined through the Tax year ending December 31, 2004, and there are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency, (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Company Permitted Liens for Taxes, (vii) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof, (viii) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company) or has any liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor, or otherwise, in each case under this Section 3.14(viii) other than with respect to customary Tax indemnification provisions in Contracts not primarily relating to Taxes, and (ix) none of the Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

Section 3.15 Employment and Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”). No employee is represented by a labor organization for purposes of collective bargaining with respect to the Company or any of its Subsidiaries. To the Company’s knowledge, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or, to the Company’s knowledge, any of its Subsidiaries. As of the date hereof, there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s knowledge, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries. There is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity, and none of the Company and its Subsidiaries is a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. The Company has complied with all laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) and other laws in respect of any reduction in force, including without limitation, notice, information and consultation requirements, except where any such noncompliance could not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. There are no material outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by the Company pursuant to any workplace safety and insurance/workers’ compensation Laws, the Company has not been reassessed in any material respect under such Laws during the past three years, and there are no claims that could reasonably be expected to materially affect the accident cost experience of the Company.

Section 3.16 Intellectual Property.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Company Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Company’s knowledge, threatened claims by any person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any intellectual property rights of any person, (ii) to the Company’s knowledge, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of the Company’s or any its Subsidiaries’ rights to or in connection with the Company Intellectual Property, and (iv) to the Company’s knowledge, no person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented (i) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

Section 3.17 Properties.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and defensible title to all of the Oil and Gas Interests reflected in the Company Reserve Reports as attributable to interests owned by the Company and its Subsidiaries, except for such Oil and Gas Interests sold, used, farmed out or otherwise disposed of since December 31, 2011 in the ordinary course of business, and, except for consents or approvals of Governmental Entities with respect to the GOM Acquisition which would be customarily obtained after the closing of a similar acquisition of assets, will have good and defensible title to the Oil and Gas Interests reflected in the GOM Reserve Reports upon the consummation of the GOM Acquisition, except for such Oil and Gas Interests sold, used, farmed out or otherwise disposed of since the date of such reports in the ordinary course of business, in each case free and clear of all Liens other than Company Permitted Liens and Production Burdens. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Oil and Gas Lease to which the Company or any of its Subsidiaries is a party is valid and in full force and effect, (ii) none of the Company or any of its Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Oil and Gas Lease, and (iii) none of the Company or any of its Subsidiaries has received written notice from the other party to any such Oil and Gas Lease that the Company or any of its Subsidiaries, as the case may be, has breached, violated or defaulted under any Oil and Gas Lease.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Subsidiary of the Company has good and valid title to each material real property (and each real property at which material operations of the Company or any of its Subsidiaries are conducted) owned by the Company or any Subsidiary (but excluding the Oil and Gas Interests) (such owned property collectively, the “Company Owned Real Property”) and (ii) either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each material lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of the Company or any of its Subsidiaries are conducted) (but excluding the Oil and Gas Interests) (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Real Property Lease is valid, binding and in full force and effect, subject to the limitation of such enforcement by the Remedies Exceptions and (B) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the Company’s knowledge, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property or the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or the Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among the Company and its Subsidiaries or among the Company’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon, and (iii) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Company Owned Real Property or Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon.

(d) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of the Company and its Subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.

(e) To the knowledge of the Company, all of the Wells and all water, CO2 or injection wells located on the Oil and Gas Leases or Units of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Interest of the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Contracts and applicable Law, and all drilling and completion (and plugging and abandonment) of the Wells and such other wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(f) All Oil and Gas Interests operated by the Company and its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable Oil and Gas Leases and applicable Law, except where the failure to so operate would not have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Except as set forth on Section 3.17(g) of the Company Disclosure Schedule, none of the material Oil and Gas Interests of the Company or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement, except for any such preferential purchase, consent or similar rights that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Except as set forth on Section 3.17(h) of the Company Disclosure Schedule, none of the Oil and Gas Interests of the Company or its Subsidiaries are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 3.18 Insurance. The Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as the Company believes to be customary for the industry in which it and its Subsidiaries operate. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by the Company or its Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement, and neither the Company nor any of its Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.

Section 3.19 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Barclays Capital Inc. to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration offered to the holders of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution of this Agreement by all parties, furnish an accurate and complete copy of said opinion to Parent solely for informational purposes.

Section 3.20 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans, agreements filed as exhibits to the Company SEC Documents and except as set forth on Section 3.20 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that (A) imposes any restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of the Company or any of its Subsidiaries in a material manner, other than those contained in customary oil and gas leases;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of the Company or any of its Subsidiaries in an amount in excess of $50 million, except any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(iv) any Contract that provides for the acquisition or disposition of assets, rights or properties with a value in excess of $100 million;

(v) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its Subsidiaries or among the Company’s Subsidiaries and any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Interests;

(vi) any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(vii) any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any person other than (A) advances for expenses required under customary joint operating agreements and customary advances to operators of Oil and Gas Interests not covered by a joint operating agreement or participation agreement or (B) any loan or capital contribution to, or investment in, (1) the Company or one of its wholly owned Subsidiaries, (2) any person (other than an officer, director or employee of the Company or any of its Subsidiaries) that is less than $100 million to such person or (3) any officer, director or employee of the Company or any of its Subsidiaries that is less than $5 million to such person;

(viii) any Contract providing for the sale by the Company or any of its Subsidiaries of Hydrocarbons that (A) has a remaining term of greater than 60 days or (B) contains a “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(ix) any Contract that provides for a call or option on production, or acreage dedication to a gathering, transportation or other arrangement downstream of the wellhead, covering in excess of 15,000 barrels of oil equivalent per day of Hydrocarbons (calculated on a yearly average basis);

(x) any joint development agreement, exploration agreement, participation or program agreement or similar agreement that contractually requires the Company and its Subsidiaries to make expenditures that would reasonably be expected to be in excess of $200 million in the aggregate during the 12-month period following the date of this Agreement;

(xi) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of the Company set forth in the Company Reserve Reports and the GOM Reserve Reports that have been provided to Parent prior to the date of this Agreement), that could reasonably be expected to result in payments after the date hereof by the Company or any of its Subsidiaries in excess of $100 million; and

(xii) any material lease or sublease with respect to a Company Leased Real Property.

All contracts of the types referred to in clauses (i) through (xii) above, together with the BP Purchase Agreement and the Shell Purchase Agreement, are referred to herein as “Company Material Contracts.” As used herein, “Contract” shall mean any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract, (ii) to the Company’s knowledge, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and (iii) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Company’s knowledge, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 3.21 Reserve Reports. The Company has delivered or otherwise made available to Parent true and correct copies of all written reports requested or commissioned by the Company or its Subsidiaries and delivered to the Company or its Subsidiaries in writing on or before the date of this Agreement estimating the Company’s and such Subsidiaries’ proved oil and gas reserves prepared by any unaffiliated person (each, a “Report Preparer”) concerning (i) the Oil and Gas Interests of the Company and such Subsidiaries as of December 31, 2011 (the “Company Reserve Reports”), and (ii) the Oil and Gas Interests to be acquired by the Company pursuant to the BP Purchase Agreement and the Shell Purchase Agreement (the “GOM Reserve Reports”). The factual, non-interpretive data provided by the Company and its Subsidiaries to each Report Preparer in connection with the preparation of the Company Reserve Reports that was material to such Report Preparer’s estimates of the proved oil and gas reserves set forth in the Company Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Company Reserve Reports) accurate, and to the knowledge of the Company there were no material errors in the assumptions and estimates provided by the Company and its Subsidiaries to any Report Preparer in connection with their preparation of the Company Reserve Reports. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports or the GOM Reserve Reports that, individually or in the aggregate, has had or would have a Company Material Adverse Effect.

Section 3.22 Derivatives. The Company has made available to Parent a schedule of all Derivative Contracts to which the Company or any of its Subsidiaries is a party, other than any such Derivative Contract that expires by its terms on or before December 31, 2012.

Section 3.23 Reorganization. The Company has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.24 Finders or Brokers. Except for Barclays Capital Inc. and Jefferies & Company, Inc., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.25 State Takeover Statutes. Assuming the accuracy of the representations set forth in Section 4.19 of this Agreement, the Board of Directors of the Company has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated by this Agreement all potentially applicable state anti-takeover statutes or regulations, including Section 203 of the DGCL, and any similar provisions in the Company Organizational Documents.

Section 3.26 Anti-Bribery. Neither (a) the Company, any of the Company’s Subsidiaries nor any employee nor (b) to the Company’s knowledge, any Representative of any of the foregoing, has directly or indirectly, (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provisions of any applicable anti-bribery Laws, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), or (ii) taken any action that would constitute a violation of any applicable anti-bribery Laws, including the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. Each of the Company, the Company’s Subsidiaries and their respective affiliates has conducted its business in compliance with the FCPA with regard to provisions of services and the Company maintains policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith.

Section 3.27 No Additional Representations.

(a) The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to the Company (or any of its respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (ii) the future business and operations of Parent and its Subsidiaries, and the Company has not relied on such information or any other representation or warranty not set forth in Article IV.

(b) The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries and acknowledges that the Company has been provided access for such purposes. Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered to the Company by Parent and Merger Sub in accordance with the terms hereof, in entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Parent and Parent’s Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, its Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or Representatives that are not expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Company, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Parent or Merger Sub to the Company, (i) Parent does not make, and has not made, any representations or warranties relating to themselves or their businesses or otherwise in connection with the transactions contemplated hereby and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by Parent to make any representation or warranty relating to themselves or their business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed prior to the date hereof (excluding any disclosures set forth in any such Parent SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries, Capitalization

(a) Each of Parent and Merger Sub is a corporation or limited liability company, respectively, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing as a foreign entity in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The authorized capital stock of Parent consists of 1,800,000,000 shares of common stock, par value $0.10 per share (the “Parent Common Stock”), and 50,000,000 shares of preferred stock, par value $0.10 per share (the “Parent Preferred Stock”). As of November 30, 2012, (i) 949,381,910 shares of Parent Common Stock were issued and outstanding, (ii) 123,968,955 shares of Parent Common Stock were held in treasury, (iii) no shares of Parent Preferred Stock were issued or outstanding, (iv) 32,100,114 shares of Parent Common Stock were available for grant under the Parent Stock Plans, (v) 31,485,223 shares of Parent Common Stock are issuable upon the exercise of outstanding options and (vi) 889,698 shares of Parent Common Stock are issuable upon the settlement of outstanding restricted stock units and (vii) 39,336 are issuable pursuant to outstanding stock appreciation awards. All outstanding shares of Parent Common Stock are, and shares of Parent Common Stock issued or reserved for issuance in connection with the Merger, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 4.1(b) (and other than the shares of Parent Common Stock issuable pursuant to the terms of awards issued under the Parent Stock Plans (collectively, “Parent Stock Awards”)), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (i) obligating Parent or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Parent Common Stock or Parent Preferred Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries. No Subsidiary of Parent owns any shares of capital stock of Parent. With respect to each grant of Parent Stock Awards, each such grant was made in accordance with the terms of the applicable Parent Stock Plan, the Exchange Act and all other applicable Laws, including the rules of the NYSE.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Parent on any on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Parent or any of its Subsidiaries.

(e) Except as set forth on Section 4.1(e) of the Parent Disclosure Schedule, Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of Parent, free and clear of any preemptive rights and any Liens other than Parent Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in Parent’s Subsidiaries, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Neither Parent nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 4.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and each other document to be entered into by Parent or Merger Sub in connection with the transactions contemplated hereby (together with this Agreement, the “Parent Transaction Documents”) and to consummate the transactions contemplated hereby, including the Merger, and thereby. The execution and delivery of this Agreement and the other Parent Transaction Documents and the consummation by each of them of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and limited liability company action, as applicable, on the part of Parent and Merger Sub, and no other corporate or limited liability company action, as applicable, on the part of either Parent or Merger Sub or vote of Parent’s stockholders are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the other Parent Transaction Documents and the consummation of the Merger. The Board of Directors of Parent, acting in accordance with the recommendation of the Parent Special Committee, has approved this Agreement and the Merger. Each of the Parent Transaction Documents has been duly and validly executed and delivered by Parent and Merger Sub and, assuming each such Parent Transaction Document constitutes the legal, valid and binding agreement of the counterparty thereto, each of the Parent Transaction Documents constitutes the legal, valid and binding agreement enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Remedies Exceptions.

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Exchange Act, (iii) the Securities Act, (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the NYSE, (vi) the HSR Act and any antitrust, competition or similar laws outside of the United States, and (vii) the approvals set forth in Section 4.2(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement do not, and (assuming the Parent Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract (including, without limitation, any Mining Contract), instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens other than Parent Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations, or Liens as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Reports and Financial Statements.

(a) Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2011 (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Parent SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of Parent and its consolidated subsidiaries and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c) There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents. Parent has heretofore made available to the Company true, correct and complete copies of all written correspondence between Parent and the SEC occurring since January 1, 2010. None of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review.

(d) Neither Parent nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s financial statements or other Parent SEC Documents

Section 4.4 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s

management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of the Board of Directors of Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

Section 4.5 No Undisclosed Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries, whether accrued, absolute, determined or contingent, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the Parent Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement, (iii) liabilities or obligations that have been discharged or paid in full, and (iv) liabilities or obligations incurred since December 31, 2011 in the ordinary course of business and (v) liabilities or obligations that have not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6 Compliance with Law; Permits.

(a) Parent and its Subsidiaries are in compliance with, and are not in default under or in violation of, any Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2010, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Entity regarding any actual or possible material violation of, or material failure to comply with, any Law.

(b) Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, concessions, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Parent Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits or to have filed such tariffs, reports, notices or other documents would not, individually or in the aggregate, be material to Parent and its Subsidiaries. All Parent Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is in material compliance with the terms and requirements of all material Parent Permits.

(c) Since January 1, 2010, (i) none of Parent or any Subsidiary of Parent nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any Subsidiary of Parent, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Subsidiary of Parent or any material concerns from employees of Parent or any Subsidiary of Parent regarding questionable accounting or auditing matters with respect to Parent or any Subsidiary of Parent, and (ii) to the knowledge of Parent, no attorney representing Parent or any Subsidiary of Parent, whether or not employed by Parent or any Subsidiary of Parent, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent, any Subsidiary of Parent or any of their respective officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

Section 4.7 Absence of Certain Changes or Events.

(a) From January 1, 2012 through the date of this Agreement, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) Since January 1, 2012, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had a Parent Material Adverse Effect.

Section 4.8 Environmental Laws and Regulations. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any person or entity whose liability Parent or any of its Subsidiaries has retained or assumed either contractually or by operation of law, alleging non-compliance with or other liability under any Environmental Law and, to Parent’s knowledge, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit or proceeding, (ii) Parent and its Subsidiaries and, to Parent’s knowledge and each third-party operator of any of the Mining Interests of Parent and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2010 have been, in compliance with all Environmental Laws (which compliance includes the possession by Parent and each of its Subsidiaries of all Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (iii) there have been no Releases at any location of Hazardous Materials by Parent or any of its Subsidiaries, or, to Parent’s knowledge, as a result of any operations or activities of Parent or any of its Subsidiaries or their contractors or third-party operators, that could reasonably be expected to give rise to any fine, penalty, remediation, investigation, obligation or liability of any kind to Parent or its Subsidiaries, (iv) none of Parent and its Subsidiaries, and, to Parent’s knowledge, any third-party operator of any of the Mining Interests of Parent and its Subsidiaries and any predecessor of any of them, is subject to any Order or any indemnity obligation or other Contract with any other person that could reasonably be expected to result in obligations or liabilities under applicable Environmental Laws or concerning Hazardous Materials or Releases, (v) none of Parent and its Subsidiaries has received any unresolved claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by contract or by operation of law) and there are no other circumstances or conditions involving Parent or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, remediation, investigation, cost or restriction on the ownership, use, development or transfer of any property pursuant to applicable Environmental Law.

Section 4.9 Investigations; Litigation. As of the date hereof, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there is no investigation or review pending (or, to Parent’s knowledge, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to Parent’s knowledge, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against Parent or any of its Subsidiaries.

Section 4.10 Information Supplied. The information supplied or to be supplied by Parent for inclusion in the Form S-4 shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing expressly for inclusion therein. The information supplied or to be supplied by Parent for inclusion in the Proxy Statement/Prospectus will not, at the time the Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing expressly for inclusion therein. The Form S-4 and the Proxy Statement/Prospectus (solely with respect to the portion thereof based on information supplied or to be supplied by Parent for inclusion therein, but excluding any portion thereof based on information supplied by the Company in writing expressly for inclusion therein, with respect to which no representation or warranty is made by Parent) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

Section 4.11 Regulatory Matters. Parent is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

Section 4.12 Properties.

(a) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have good and defensible title to their Mining Interests under valid, subsisting and enforceable title documents, Mining Contracts, Contracts, leases, licenses of occupation, mining concessions, permits, or other recognized and enforceable instruments and documents, sufficient to permit Parent and its Subsidiaries to explore for, extract, exploit, remove, process or refine the minerals relating thereto. In addition, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have all necessary surface rights, water rights and rights in water, rights of way, licenses, easements, ingress, egress and access rights, and all other presently required rights and interests granting Parent and its Subsidiaries the rights and ability to explore for, mine, extract, remove or process the Minerals derived from the Mineral Rights or to transport for, milling, refinement, smelting or market or distribute or sell the Minerals produced at their milling, smelting and refining facilities. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Mineral Right to which Parent or any of its Subsidiaries is a party is in full force and effect, duly issued, validly registered, staked, located and recorded in accordance with applicable Laws, and is in good standing and not liable to forfeiture, and has otherwise been, and is, validly held in accordance with applicable Laws, (ii) none of Parent or any of its Subsidiaries nor, to Parent’s knowledge, any other party to any such Mineral Right has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Mineral Right, and (iii) none of Parent or any of its Subsidiaries has received written notice from the other party to any such Mineral Right that Parent or any of its Subsidiaries, as the case may be, has breached, violated or defaulted under any Mineral Right.

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have good and defensible title to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of Parent and its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except for Parent Permitted Liens.

(c) All Mining Interests operated by Parent and its Subsidiaries have been operated in accordance with reasonable, prudent mining and metals practices and in compliance with the applicable Mineral Rights and applicable Law, except where the failure to so operate would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) None of the material Mining Interests of Parent or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement, except for any such preferential purchase, consent or similar rights that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.13 Tax Matters. Except as have not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) Parent and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP on the financial statements of Parent and its Subsidiaries, and (iii) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Parent or any of its Subsidiaries.

Section 4.14 Employment and Labor Matters. Neither Parent nor any of its Subsidiaries is a party to any Collective Bargaining Agreement with respect to employees of Parent or any of its Subsidiaries primarily located in the United States (each a “Parent U.S. Employee”). No Parent U.S. Employee is represented by a labor organization for purposes of collective bargaining with respect to Parent or any of its Subsidiaries. To Parent’s knowledge, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any Parent U.S. Employee. No Collective Bargaining Agreement is being negotiated by Parent or, to Parent’s knowledge, any of its Subsidiaries with respect to Parent U.S. Employees. As of the date hereof, there is no strike, lockout, slowdown, or work stoppage against Parent or any of its Subsidiaries pending or, to Parent’s knowledge, threatened, involving Parent U.S. Employees that may interfere in any material respect with the respective business activities of Parent or any of its Subsidiaries. There is no pending charge or complaint against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity, and none of Parent and its Subsidiaries is a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to Parent U.S. Employees or employment practices. Parent has complied with all laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) and other laws in respect of any reduction in force, including without limitation, notice, information and consultation requirements, except where any such noncompliance could not reasonably be expected to result in a material liability to Parent or any of its Subsidiaries. There are no material outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by Parent pursuant to any workplace safety and insurance/workers’ compensation Laws, Parent has not been reassessed in any material respect under such Laws during the past three years, and there are no claims that could reasonably be expected to materially affect the accident cost experience of Parent.

Section 4.15 Insurance. Parent and its Subsidiaries maintain insurance in such amounts and against such risks substantially as Parent believes to be customary for the industry in which it and its Subsidiaries operate. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, all insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by Parent or its Subsidiaries. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement, and neither Parent nor any of its Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.

Section 4.16 Material Contracts.

(a) Except for this Agreement and agreements filed as exhibits to the Parent SEC Documents, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (the “Parent Material Contracts”).

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract, (ii) to Parent’s knowledge, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract and (iii) each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent that is party thereto and, to Parent’s knowledge, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 4.17 Reserves. Parent has delivered or otherwise made available to the Company true and correct copies of all written reports of Parent or its Subsidiaries estimating Parent’s and such Subsidiaries’ proven and probable reserves as of December 31, 2011. The qualitative and quantitative data regarding proven and probable reserves of Parent included in the Parent SEC Documents were derived in accordance with the procedures described therein and, in all material respects, all applicable industry standards, including Securities Act Industry Guide 7. Since January 1, 2012 and except for changes generally affecting copper, gold and molybdenum mining (including changes in commodity prices and fluctuations in demand for production) and normal depletion by production, there has been no change in respect of the proven and probable reserves set forth in the Parent SEC Documents.

Section 4.18 Finders or Brokers. Neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission from the Company or any of its Subsidiaries or affiliates (other than Parent) in connection with or upon consummation of the Merger.

Section 4.19 Ownership of Company Common Stock. Neither Parent, Merger Sub nor any of their respective affiliates is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.20 Anti-Bribery. Neither (a) Parent, any of Parent’s Subsidiaries nor any employee nor (b) to Parent’s knowledge, any Representative of any of the foregoing, has directly or indirectly, (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provisions of any applicable anti-bribery Laws, including the FCPA, or (ii) taken any action that would constitute a violation of any applicable anti-bribery Laws, including the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. Each of Parent, Parent’s Subsidiaries and their respective affiliates has conducted its business in compliance with the FCPA with regard to provisions of services and Parent maintains policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith.

Section 4.21 Financing.

(a) Parent has delivered to the Company a true and complete copy of the executed debt commitment letters (including all exhibits, schedules, annexes and amendments thereto and the related fee letters (redacted for provisions related to fees, pricing, “flex” terms (other than any “flex” terms expressly permitted thereby to be disclosed to the Company) and any other economic terms)), dated as of the date of this Agreement, by and among certain of the Financing Sources and Parent providing for debt financing as described by such commitment letters (such commitment letters, including all such exhibits, schedules, annexes and amendments thereto and the related fee letters (redacted for provisions related to fees, pricing, “flex” terms (other than any “flex” term expressly permitted thereby to be disclosed to the Company) and any other economic terms), collectively, the “Commitment Letters”), pursuant to which, upon the terms and subject to the conditions set forth or referred to therein, certain of the Financing Sources have agreed to lend the amounts set forth therein (the “Financing”), for the purpose of, inter alia, funding the Merger Consideration and the fees and expenses related thereto.

(b) As of the date of this Agreement, each Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and Merger Sub and, to Parent’s knowledge, the other parties thereto, enforceable in accordance with its terms (subject to the Remedies Exceptions), and is not subject to any conditions precedent related to the funding of the net proceeds of the Financing that are not set forth or otherwise contemplated in the copies of such Commitment Letter provided to the Company (it being understood that the related fee letters may be redacted by Parent by removing fees, pricing, “flex” terms (other than any “flex” term expressly permitted to be disclosed to the Company) and any other economic terms therein.

(c) None of the Commitment Letters has been amended or modified on or prior to the date of this Agreement and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded on or prior to the date of this Agreement, and to Parent’s knowledge, none of any such actions is contemplated as of the date hereof.

(d) As of the date of this Agreement, none of the Financing Sources has notified Parent or Merger Sub of its intention to terminate any Commitment Letter or not to provide the Financing.

(e) As of the date of this Agreement, none of Parent, Merger Sub or, to Parent’s knowledge, any other party to any Commitment Letter is in material default or material breach under the terms and conditions of such Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach by Parent, Merger Sub or, to Parent’s knowledge, any other party to such Commitment Letter under the terms and conditions of the Commitment Letter. As of the date of this Agreement, Parent has no reason to believe that it or any other party thereto will be unable to satisfy any of the conditions to the Financing to be satisfied pursuant to each Commitment Letter on the Closing Date, provided that Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations or warranties set forth in Article III or non-compliance by the Company and its affiliates with their respective obligations hereunder on any such condition to the Financing.

(f) As of the date of this Agreement, there are no side letters, understandings or other agreements relating to the Financing to which Parent or any of its affiliates is a party that imposes conditions to the funding of the Financing, other than those set forth in the Commitment Letters.

(g) Parent or an affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the Commitment Letters to be paid on or prior to the date of this Agreement.

(h) Parent and Merger Sub will have at and, where applicable, after the Closing funds sufficient to (i) pay the Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Company in connection with the Merger and the Financing, (iii) pay for any refinancing of any outstanding indebtedness of the Company contemplated by this Agreement or the Commitment Letters and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Company contemplated hereunder.

Section 4.22 Reorganization. Parent has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.23 No Additional Representations.

(a) Parent and Merger Sub acknowledge that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article III or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (ii) the future business and operations of the Company and its Subsidiaries, and neither Parent nor Merger Sub has relied on such information or any other representations or warranties not set forth in Article III.

(b) Parent and Merger Sub have conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledge that Parent and Merger Sub have been provided access for such purposes. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered to Parent and Merger Sub by the Company in accordance with the terms hereof, in entering into this Agreement, each of Parent and Merger Sub have relied solely upon its independent investigation and analysis of the Company and the Company’s Subsidiaries, and Parent and Merger Sub acknowledge and agree that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or Representatives that are not expressly set forth in Article III or in any certificate delivered by Parent to the Company, whether or not such representations, warranties or statements were made in writing or orally. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company to Parent Parties or Merger Sub, (i) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article III.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent, (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Company Permits and preserve their relationships with customers and suppliers; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date,

except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) as may be consented to by Parent, (iii) as may be expressly contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company:

(A) shall not adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents, and shall not permit any of its Subsidiaries to adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents;

(B) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(C) except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Company or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to the Company or to any Subsidiary of the Company in the ordinary course of business, and (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement;

(D) shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among the Company and its Subsidiaries or among the Company’s Subsidiaries, or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger, or any other transaction by Parent;

(E) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $200 million in the aggregate, except (1) as contemplated by the Company’s fiscal 2012 or 2013 budgets and capital expenditure plans previously provided to Parent (the “Company Budgets”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2012 or 2013 fiscal year) or (2) as made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; provided, however, that the Company shall not, and shall not permit any of its

Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(F) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber any properties or non-cash assets with a value in excess of $200 million in the aggregate, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers and dispositions of inventory, commodities and produced Hydrocarbons, crude oil and refined products in the ordinary course of business, or (3) sales, leases, transfers or other dispositions made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(G) shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in excess of $200 million in the aggregate, except for (1) expenditures contemplated by the Company Budgets (whether or not such capital expenditure is made during the 2012 or 2013 fiscal year), or (2) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(H) shall not, and shall not permit any of its Subsidiaries to, enter into any new Contract to sell Hydrocarbons other than in the ordinary course of business consistent with past practice;

(I) except as set forth in Section 5.1(b)(I) of the Company Disclosure Letter or as required by applicable Law or the terms of any Company Benefit Plan or other Contract identified in Section 5.1(b)(I) of the Company Disclosure Letter, shall not, and shall not permit any of its Subsidiaries to, (1) establish, adopt, amend, modify, or terminate any Collective Bargaining Agreement or Company Benefit Plan (other than amendments or modifications to broad-based Company Benefit Plans in the ordinary course of business that do not increase the cost or expense to the Company of providing or administering such benefits), (2) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees or consultants of the Company or its Subsidiaries, (3) pay or award, or commit to pay or award, any bonuses or incentive compensation to any officer, director, employee or consultants of the Company or its Subsidiaries, (4) enter into any new or modify any existing employment, severance, termination, retention or consulting agreement with any current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries, (5) accelerate the time of payment or vesting of any rights or benefits under any Company Benefit Plan, (6) fund any rabbi trust or similar arrangement with respect to any Company Benefit Plan, (7) grant or amend any equity awards, (8) change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, (9) hire or terminate the employment or services of (other than for cause) any officer or director of the Company or any of its Subsidiaries;

(J) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(K) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable award under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised awards or warrants outstanding on the date hereof), other than (1) issuances of shares of Company Common Stock in respect of the exercise, vesting or settlement of any Company Stock Awards, (2) the sale of shares of Company Common Stock pursuant to the exercise of Company SARs, the vesting of Company Restricted Shares and/or Existing RSUs or for withholding of Taxes with respect to any Company Stock Awards, to the extent provided by the terms of such awards as in effect on the date hereof or (3) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(L) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(M) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except (1) for any indebtedness incurred in the ordinary course of business, (2) for any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (3) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to the Company than such existing indebtedness, (4) for any guarantees by the Company of indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of indebtedness of the Company or any Subsidiary of the Company, which indebtedness is incurred in compliance with this Section 5.1(b) and (5) with respect to any indebtedness not in accordance with clauses (1) through (4), for any indebtedness not to exceed $50 million in aggregate principal amount outstanding at the time incurred by the Company or any of its Subsidiaries; provided, however, that in the case of each of clauses (1) through (5) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company and its Subsidiaries, or, following the Closing, Parent and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(N) other than in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any rights under any Company Material Contract or under any Company Permit, or enter into any new Contract which would be a Company Material Contract or which would reasonably be expected to, after the Effective Time, restrict or limit in any material respect Parent, the Company, the Surviving Company or any of their respective affiliates from engaging in any business or competing in any geographic location with any person;

(O) shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (1) equal to or lesser than the amounts reserved with respect thereto on the balance sheet as of the Balance Sheet Date included in the Company SEC Documents or (2) that do not exceed $10 million in the aggregate;

(P) shall not make, change or revoke any material Tax election, change any material tax accounting method, file any material amended Tax return, enter into any material closing agreement, request any material Tax ruling, settle or compromise any material Tax proceeding, or surrender any claim for a material refund of Taxes;

(Q) except as otherwise permitted by this Agreement, any refinancing permitted by clause (M)(3) and (4) above or for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of the Company or any Subsidiary, other than (1) at stated maturity and (2) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof; and

(R) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (Q) of this Section 5.1(b).

Section 5.2 Conduct of Business by Parent and Merger Sub.

(a) From and after the date hereof until the earlier of the Effective Time or Termination Date, and except (i) as may be required by applicable Law, (ii) with the prior written consent of the Company, (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, Parent and Merger Sub covenant and agree that the business of Parent and its Subsidiaries shall be conducted in the ordinary course of business; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Parent and Merger Sub agree with the Company, on behalf of themselves and Parent’s Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) as may be consented to by the Company, (iii) as may be expressly contemplated or required by this Agreement, or (iv) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, Parent and Merger Sub:

(A) except in each case as would not (after application of Section 2.1(c)) disproportionately adversely affect a holder of Company Common Stock relative to a holder of Parent Common Stock or delay or impede the Merger or the other transactions contemplated by this Agreement, adjust, reclassify, split, combine, subdivide or redeem, directly or indirectly, any shares of capital stock or other equity interest of Parent or securities convertible or exchangeable into or exercisable for any shares of capital stock or other equity interest of Parent;

(B) shall not adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;

(C) shall not, and shall not permit any of their respective Subsidiaries to, acquire shares of Company Common Stock; and

(D) shall not agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (C) of this Section 5.2(b).

Section 5.3 Access.

(a) For purposes of furthering the transactions contemplated hereby, each party shall afford the other party and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources (including the employees, consultants, and Representatives thereof) and agents and other representatives of such other party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding such party as the other party may reasonably request. Notwithstanding the foregoing, neither party shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law. Neither Parent nor any of its officers, employees or representatives, shall be permitted to perform any onsite procedures (including an onsite study or any invasive testing or sampling) with respect to any property of the Company or any of the Company’s Subsidiaries without the Company’s prior written consent.

(b) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality agreement, dated as of June 22, 2012, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.4 No Solicitation.

(a) Except as expressly permitted by this Section 5.4, the Company shall, shall cause each of its affiliates and its and their respective officers, directors and employees to, and shall use reasonable best efforts to cause the agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively “Representatives”) of the Company or any of its affiliates to: (A) immediately cease any ongoing solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Company Takeover Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any person that has executed a confidentiality or non-disclosure agreement within the 36-month period prior to the date of this Agreement in connection with any actual or potential Company Takeover Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such person or its Representatives and (B) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 5.4 and to limit its conversation or other communication exclusively to such referral), or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal. Except to the extent necessary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to this Section 5.4 (and in such case only in accordance with the terms hereof), (A) the Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, (1) any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (2) any confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party other than, with respect to this clause (2), any waiver, amendment, modification or permission under a confidentiality provision that does not, and would not be reasonably likely to, facilitate, encourage or relate in any way to a Company Takeover Proposal or a potential Company Takeover Proposal and (B) the Company shall, and shall cause its Subsidiaries to, enforce the confidentiality and standstill provisions of any such agreement, and the Company shall, and shall cause its Subsidiaries to, immediately take all steps within their power necessary to terminate any waiver that may have been heretofore granted, to any person other than Parent or any of Parent’s affiliates, under any such provisions.

(b) Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time from and after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company, directly or indirectly receives a bona fide, unsolicited written Company Takeover Proposal from any person that did not result from the Company’s, its affiliates’ or the Company’s or its affiliates’ Representatives’ breach of Section 5.4 and if the Company Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, then the Company may, directly or indirectly, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of the Company and its Subsidiaries, to the person who has made such Company Takeover Proposal and its Representatives and potential sources of financing; provided, that the Company shall substantially concurrently with the delivery to such person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Parent and (B) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal and its Representatives and potential sources of financing regarding such Company Takeover Proposal. “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable to the Company than those applicable to Parent that are contained in the Confidentiality Agreement (including standstill restrictions), provided that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.4

(c) The Company shall promptly (and in no event later than 24 hours after receipt) notify, orally and in writing, Parent after receipt by the Company or any of its Representatives of any Company Takeover Proposal, including of the identity of the person making the Company Takeover Proposal and the material terms and conditions thereof, and shall promptly (and in no event later than 24 hours after receipt) provide copies to Parent of any written proposals, indications of interest, and/or draft agreements relating to such Company Takeover Proposal. The Company shall keep Parent reasonably informed, on a prompt basis, as to the status of (including changes to any material terms of, and any other material developments with respect to) such Company Takeover Proposal (including by promptly (and in no event later than 24 hours after receipt) providing to Parent copies of any additional or revised written proposals, indications of interest, and/or draft agreements relating to such Company Takeover

Proposal). The Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.4.

(d) Except as expressly permitted by this Section 5.4(d) or by Section 5.4(e), the Company Board of Directors shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case that includes a reaffirmation of the Company Recommendation) (it being understood that the Company Board of Directors may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Company Adverse Recommendation Change) or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to stockholders of the Company a Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.4(b)). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, the Company Board of Directors may make a Company Adverse Recommendation Change if, after receiving a bona fide, unsolicited Company Takeover Proposal that did not result from a breach of Section 5.4, the Company Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (i) such Company Takeover Proposal constitutes a Company Superior Proposal and (ii) in light of such Company Takeover Proposal, the failure to take such action would reasonably be likely to be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law; provided, however, that, prior to making such Company Adverse Recommendation Change, (A) the Company has given Parent at least four business days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal) and has contemporaneously provided to Parent a copy of the Company Superior Proposal, a copy of any proposed transaction agreements with the person making such Company Superior Proposal and a copy of any financing commitments relating thereto (or, if not provided in writing to the Company, a written summary of the material terms thereof), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (C) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the four business day period notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (1) two business days and (2) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time the Company shall be required to comply with the requirements of this Section 5.4(d) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso; and provided, further, that the Company has complied in all material respect with its obligations under this Section 5.4.

(e) Other than in connection with a Company Superior Proposal (which shall be subject to Section 5.4(d) and shall not be subject to this Section 5.4(e)), nothing in this Agreement shall prohibit or restrict the Company Board of Directors from making a Company Adverse Recommendation Change in response to an Intervening Event if the Company Board of Directors has determined in good faith, after consultation with its outside legal counsel, that the failure of the Company Board of Directors to make a Company Adverse Recommendation Change would reasonably be likely to be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law; provided, however, that, prior to making such Company Adverse Recommendation Change, (A) the Company has given Parent at least four business days prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would permit the Company Board of Directors not to make a Company Adverse Recommendation Change pursuant to this Section 5.4(e), and (C) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Company Board of Directors’ fiduciary duties under applicable Law continue to require a Company Adverse Recommendation Change.

(f) Nothing contained in this Section 5.4 shall prohibit the Company or the Company Board of Directors from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of the Company Board of Directors, after consultation with outside counsel, the failure so to disclose would reasonably be likely to be inconsistent with its fiduciary duties under applicable Law or obligations under applicable federal securities Law of the Company Board of Directors; provided, that any such position or disclosure (other than any “stop, look and listen” communication that includes a reaffirmation of the Company Recommendation) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board of Directors expressly and concurrently reaffirms the Company Recommendation.

Section 5.5 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Form S-4, which will include the Proxy Statement/Prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. The Company will cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

(b) As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”) and not postpone or adjourn the Company Stockholders’ Meeting except to the extent required by applicable Law or to solicit additional proxies and votes in favor of adoption of this Agreement if sufficient votes to constitute the Company Stockholder Approval have not been obtained; provided, that, unless otherwise agreed by the parties, the Company Stockholders’ Meeting may not be postponed or adjourned to a date that is more than 20 days after the date for which the Company Stockholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable

Law). The Company will, except in the case of a Company Adverse Recommendation Change, through its Board of Directors, recommend that its stockholders adopt this Agreement and will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approvals. The Company will not submit to the vote of its stockholders any Company Takeover Proposal other than the Merger.

Section 5.6 Employee Matters.

(a) Subject to applicable Law, until the first anniversary of the Effective Time, Parent shall and shall cause its Subsidiaries (including the Surviving Company) to provide to the employees of the Company and its Subsidiaries who are employees thereof as of the Effective Time (the “Company Employees”) compensation (including equity-based compensation) and benefit plans that are substantially comparable in the aggregate to those provided to the Company Employees immediately prior to the Effective Time.

(b) Effective as of the Effective Time and thereafter, Parent shall, or shall cause the Surviving Company to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Company or their Subsidiaries in which the Company Employees are eligible to participate (collectively, the “Post-Closing Plans”) to recognize the service of each Company Employee with the Company or its Subsidiaries (including any predecessor thereof) prior to the Closing Date for purposes of eligibility, vesting and benefit accrual rates or contribution rates under such Post-Closing Plans, in each case, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Company Employee was eligible to participate immediately prior to the Effective Time; provided, that such recognition of service shall not (i) apply for purposes of determining an accrued benefit under any defined benefit retirement plan, (ii) apply for purposes of participation in any retiree welfare benefit plans, (iii) operate to duplicate any benefits of a Company Employee with respect to the same period of service, or (iv) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides group health insurance benefits, to the extent that such Post-Closing Plan is made available to the Company Employees at or after the Effective Time, Parent shall use reasonable best efforts to, or shall cause the Surviving Company to, (A) cause any pre-existing condition limitations, eligibility waiting periods or similar provisions under such plan to be waived with respect to such Company Employee and his or her spouse and eligible dependents to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time, and (B) credit each Company Employee and his or her spouse and eligible dependents for an amount equal to any eligible expenses incurred by such Company Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate in such Post-Closing Plan) for purposes of any applicable deductible, co-payment and annual out-of-pocket expense requirements under any such Post-Closing Plan to the extent such expenses would have been credited under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c) Notwithstanding anything contained in this Agreement to the contrary, following the Effective Time, while employed by Parent or the Surviving Company, the Company Employees whose employment is governed by a Collective Bargaining Agreement shall be provided compensation and benefits pursuant to the terms of the applicable Collective Bargaining Agreement as in effect from time to time.

(d) If requested by Parent in writing delivered to the Company not less than ten (10) business days before the Closing Date, the Board of Directors of the Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plans (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date. Following the Effective Time and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by Parent’s 401(k) plan (the “Parent 401(k) Plan”), permit the Company Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans), in the form of cash, in an amount equal to the full account balance (including loans) distributed to such Company Employee from the Company 401(k) Plan to the Parent 401(k) Plan.

(e) From and after the Effective Time, Parent shall, or shall cause the Surviving Company to, honor all accrued and vested benefits and perform all obligations under each Company Benefit Plan, employment, deferred compensation, change in control, severance, termination or similar agreement that is currently in effect between the Company or any of its Subsidiaries and any current or former director, officer, employee, consultant, independent contractor or other service provider thereof in accordance with their terms as in effect immediately before the Effective Time and applicable Law as such agreements and arrangements may be modified or terminated in accordance with their terms from time to time.

(f) Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Company or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any of their affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Surviving Company, the Company or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or affiliates; or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or affiliates to amend, modify or terminate any particular Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.6 shall create any third-party beneficiary rights in any Company Employee or current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 5.7 Regulatory Approvals; Efforts.

(a) Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger, (ii) the satisfaction of the conditions to consummating the Merger, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Additionally, each of Parent, Merger Sub and the Company shall use reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Entity necessary to be obtained prior to Closing. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Merger, the parties hereto shall use reasonable best efforts to effect such transfers.

(b) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.7. In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any communication from any Governmental Entity regarding the Merger, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed communication with any such Governmental Entity. If any party to this Agreement or any Representative of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Merger, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in substantial compliance with such request. Neither party shall participate in any meeting or teleconference with any Governmental Entity where material issues would likely be discussed in connection with this Agreement and the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Each party shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 5.7 may be redacted (i) to remove references concerning the valuation of the Company and the Merger or other confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

(c) Parent shall and, shall cause its Subsidiaries to, propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries, or effective as of the Effective Time, the Surviving Company or its Subsidiaries, or otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, the Surviving Company, or any of their respective Subsidiaries) which it is lawfully capable of taking and if the offer is accepted, take or commit to take such action (each a “Divestiture Action”), in each case, as may be required in order to avoid the commencement of any Action to prohibit the Merger or any other transaction contemplated by this Agreement, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the End Date). To assist Parent in complying with its obligations set forth in this Section 5.7(c), at Parent’s request the Company shall, and shall cause its Subsidiaries to, enter into one or more agreements prior to the Closing with respect to any Divestiture Action; provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action shall be conditioned upon the Closing. The Company shall not, without the written consent of Parent, publicly or before any Governmental Entity or other third party, offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any Divestiture Action. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.7 or elsewhere shall require, or be deemed to require, Parent to take or agree to take any Divestiture Action if doing so would, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

(d) The Company and Parent shall use reasonable best efforts to file, as promptly as practicable, but in any event no later than ten (10) business days after the date of this Agreement, all notifications required under the HSR Act. In the event that the parties receive a request for information or documentary material pursuant to the HSR Act (a “Second Request”), the parties will use their respective reasonable best efforts to respond to such Second Request as promptly as practicable or as otherwise instructed by Parent, and counsel for both parties will closely cooperate during the entirety of any such Second Request review process.

(e) Notwithstanding anything to the contrary contained herein, the parties agree that it is Parent’s sole right to devise the strategy for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission of information, application or similar filing subject to this Section 5.7.

Section 5.8 Takeover Statutes. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.9 Public Announcements. Parent and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any press release or public statement with respect to the Merger and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 5.10 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, Parent and the Surviving Company shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and bylaws or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Company’s organizational documents in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any

Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) Parent and the Surviving Company shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with the Company Organizational Documents to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the Surviving Company shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries with respect to matters existing or arising on or before the Effective Time; provided, however, that Parent shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. If (i) the Company elects, with the prior written consent of Parent, or (ii) Parent elects, then the Company or Parent, as applicable, may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy, if purchased by the Company, exceed six (6) times the Maximum Amount and, if such a “tail policy” is purchased, Parent shall have no further obligations under this Section 5.10(c).

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.10.

(e) The rights of each Indemnified Party under this Section 5.10 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Company, any other indemnification arrangement, the DGCL or otherwise.

(f) The obligations of Parent and the Surviving Company under this Section 5.10 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.10 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10, and (ii) this Section 5.10 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and the Surviving Company and their respective successors and assigns.

Section 5.11 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.12 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Financing and Financing Cooperation.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to arrange and obtain the Financing on the terms and conditions described in the Commitment Letters by the Closing, including using reasonable best efforts to (i) maintain in effect each Commitment Letter (provided that each such Commitment Letter may be amended, supplemented, modified and replaced as set forth below), (ii) satisfy on a timely basis all conditions applicable to Parent or Merger Sub to the funding of the Financing set forth in each Commitment Letter and within Parent’s or Merger Sub’s control (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to comply with clauses (d) and (e) of this Section 5.13) and otherwise comply with its obligations thereunder and (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by each Commitment Letter (including any “flex” provisions), or terms and conditions not materially less favorable

(taken as a whole) to Parent than the terms and conditions contemplated by the Commitment Letters (including any “flex” provisions) which terms and conditions would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Merger.

(b) Prior to the Closing, Parent shall not, and shall not permit Merger Sub to, agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its material rights under, any Commitment Letter without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Parent and Merger Sub may, without the Company’s prior written consent (x) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of any Commitment Letter that does not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Merger; and (y) amend, replace, supplement or otherwise modify any Commitment Letter to (subject to the terms and conditions thereof) add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed such Commitment Letter as of the date of this Agreement. Upon any such amendment, replacement, supplement or modification, the term “Commitment Letters” shall include any such Commitment Letter as so amended, replaced, supplemented or modified. For the avoidance of doubt, each of Parent and Merger Sub may, if it so determines in its discretion, arrange for alternative financing for the Merger from a third party or parties reasonably satisfactory to Parent (and thereafter the “Commitment Letters” (as modified to singular form if the context requires) and the “Financing” as defined herein shall refer to such financing commitment in respect of such alternative financing) on terms and conditions not materially less favorable to Parent (taken as a whole, as reasonably determined by Parent), if such alternative financing does not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Merger. If any such alternate financing is obtained Parent shall provide the Company with a copy of any new financing commitment (redacted for provisions related to fees, pricing, “flex” terms and any other economic terms) that provides for such alternative financing.

(c) In the event any portion of the Financing becomes unavailable on the terms and conditions described in or contemplated by the Commitment Letters (including the flex provisions) for any reason, and such portion is required to fund the Cash Component, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from the same or alternative sources reasonably satisfactory to Parent (the “Alternative Financing”) in an amount sufficient and on terms and conditions not materially less favorable (taken as a whole) than those described in the Commitment Letters (including the “flex” provisions) (which terms and conditions would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Merger) to enable Parent to fund the payment of the Cash Component of the aggregate Merger Consideration. If an Alternative Financing is required in accordance with this Section 5.13(c), Parent shall provide the Company with a copy of any new financing commitment (redacted for provisions related to fees, pricing, “flex” terms and any other economic terms) that provides for such Alternative Financing, and thereafter the “Commitment Letters” (as modified to singular form if the context requires) as defined herein shall refer to such financing commitment in respect of the Alternative Financing.

(d) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, at Parent’s sole cost and expense, provide all cooperation that is necessary, proper or advisable in connection with the Financing or any Alternative Financing by Parent or any of its affiliates in connection with the Merger as may be reasonably requested by Parent or its Representatives. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries and their respective Representatives to (i) furnish, as promptly as practicable, the report of the Company’s auditor (and any predecessor independent accountant or independent accountants of BP Exploration & Production Inc. and BP America Production Company) on the most recently available audited consolidated financial statements of the Company and its Subsidiaries and use its reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice and use reasonable best efforts to cause such auditor to provide customary comfort letters (providing “negative assurance” comfort) and drafts thereof to the underwriters, initial purchasers or placement agents, as applicable, in connection with such Financing or Alternative Financing; (ii) furnish, as promptly as practicable, (A) any financial statements, schedules or other financial data or information relating to the Company and its Subsidiaries reasonably requested by Parent or its Representatives as may be necessary, proper or advisable to consummate the Financing or any Alternative Financing, including financial statements, financial data, pro forma financial statements, projections, audit reports and other information of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering to consummate the offering(s) of debt securities contemplated by the Commitment Letters or as otherwise reasonably necessary in connection with the Financing or Alternative Financing and the Merger or to assist in receiving customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Commitment Letters (provided that it is understood that assumptions underlying pro forma adjustments included in any pro forma financial statements or pro forma financial information related to the Merger or any related financing shall be the responsibility of Parent); (iii) facilitate contact between (x) senior management and advisors, including auditors, of the Company and (y) the proposed lenders, lead arrangers, bookrunners, underwriters, initial purchasers or placement agents, as applicable, and/or Parent’s or any of its affiliate’s auditors in connection with, the Financing or any Alternative Financing, at reasonable times and upon reasonable advance notice; (iv) make available, at reasonable times and upon reasonable advance notice, the necessary employees and advisors of the Company and its Subsidiaries to provide reasonable assistance with the preparation of business projections, financing documents and offer materials by Parent and its affiliates; (v) use commercially reasonable efforts to obtain the reasonable cooperation and assistance of counsel to the Company and its Subsidiaries in providing customary legal opinions (it being understood that the opinions related to the Financing or any Alternative Financing customarily provided by buyer’s counsel will be rendered by counsel to Parent); (vi) provide customary information, documents, authorization letters and certificates, enter into agreements (including supplemental indentures) and take other actions that are or may be customary in connection with the Financing or necessary, proper, advisable or desirable to permit Parent or any of its affiliates to fulfill conditions or obligations under the Commitment Letters and any other financing document (including all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations); (vii) provide assistance in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda, private placement memoranda and other marketing and syndication materials (including with respect to the presence or absence of material non-public information and the accuracy of the information contained therein) reasonably requested by Parent or any of its affiliates; (viii) use commercially reasonable efforts to assist Parent in ensuring that the syndication efforts benefit materially from the existing banking relationships of the Company and its Subsidiaries; (ix) permit the reasonable use by Parent and its affiliates of the Company’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, of the Financing or Alternative Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks; (x) reasonably participate as necessary in a reasonable number of meetings, presentations, customary one-on-one sessions and road shows with parties acting as lead arrangers, bookrunners, underwriters, initial purchasers or other agents for, and prospective lenders and investors of, the Financing or any Alternative Financing and in drafting sessions and due diligence sessions, as applicable (including the reasonable participation in such meetings by the Company’s senior management with appropriate seniority and expertise); (xi) use commercially reasonable efforts to assist in procuring any necessary rating agency ratings or approvals and participating in a reasonable number of sessions with rating agencies; (xii) taking all actions reasonably necessary to (A) permit prospective financing providers to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lockbox arrangements in connection with the foregoing; and (xiii) executing and delivering any pledge and security documents (including mortgages), other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or one or more of its Subsidiaries with respect to solvency matters) and otherwise facilitating the pledging of, and granting, recording and perfection of security interests in share certificates, securities and other collateral, and obtaining surveys and title insurance as reasonably requested by Parent; provided that (x) none of the Company or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Financing or any Alternative Financing or to take any action that would be prohibited by any applicable Law or cause a default of, or breach under, or otherwise violate any Company Material Contract, in each case except for any payment, incurrence or action that is conditioned upon, and shall not take effect until, the Effective Time, and (y) no obligations of the Company or any of its Subsidiaries under any certificate, opinion, contract, indenture or other document or instrument delivered pursuant to this Section 5.13 shall be effective until the Effective Time, and none of the Company or any of its Subsidiaries shall be required to take any action pursuant to this Section 5.13 under any certificate, opinion, contract, indenture or other document or instrument that is not contingent upon the Closing or that would be effective prior to the Effective Time. The Company will provide to Parent and the Financing Sources such information as may be necessary so that the marketing materials as they relate to the Company and its affiliates are complete and correct in all material respects.

(e) The Company shall use reasonable best efforts to (i) obtain customary payoff letters from third-party lenders and trustees with respect to the indebtedness of the Company and its Subsidiaries specified in Section 5.13(e) of the Company Disclosure Letter no later than ten business days prior to the Effective Time and (ii) deliver or cause to be delivered such payoff letters to Parent promptly thereafter, and in any event no later than seven business days prior to the Effective Time. At the Effective Time, subject to Parent making available necessary funds to do so, the Company shall use all reasonable best efforts to, and to cause its Subsidiaries to, permanently (x) terminate the indebtedness specified in Section 5.13(e) of the Company Disclosure Letter and all related contracts to which the Company or any of its Subsidiaries is a party and (y) make satisfactory arrangements for the release of Encumbrances on assets relating to such terminated indebtedness.

(f) Notwithstanding anything in this Section 5.13 to the contrary, in fulfilling its obligations pursuant to this Section 5.13, (i) none of the Company, its Subsidiaries or its Representatives shall be required to pay any commitment or other fee, provide any security or incur any other liability in connection with any financing prior to the Effective Time, (ii) any requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (iii) Parent shall promptly upon request by the Company reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. Parent shall indemnify and hold harmless the Company and its Subsidiaries and each of the Indemnified Persons from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such financing (other than to the extent related to information provided by the Company, its Subsidiaries or their respective Representatives for use in the financing offering documents), except in the event such loss or damage arises out of or results from the gross negligence, willful misconduct, bad faith or intentional breach of its obligations hereunder by the Company or its Subsidiaries.

(g) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any Alternative Financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein, irrespective and independently of the availability of the Financing or any Alternative Financing, subject to the fulfillment or waiver of the conditions set forth in Article VI. In addition, the completion of the issuance of senior notes (the “Senior Notes”) contemplated by the Commitment Letters is not a condition to Closing.

Section 5.14 Transaction Litigation. The Company shall give Parent the opportunity to participate in the Company’s defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any stockholder of the Company relating to this Agreement, the Merger, or any other transaction contemplated hereby without the prior written consent of Parent.

Section 5.15 Reorganization. Notwithstanding anything herein to the contrary, none of the Company, Parent or Merger Sub shall take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Prior to the Effective Time, Parent and the Company shall use their commercially reasonable efforts, and shall cause their respective Subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Section 1.368-2(g) and 1.368-3(a). Each of Parent and the Company shall report the Merger as a “reorganization” within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Immediately prior to the Effective Time, Merger Sub shall be a disregarded entity with respect to Parent for U.S. federal income Tax purposes.

Section 5.16 NYSE Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 5.17 Maine Merger Agreement. Parent shall not agree to change the Merger Consideration in the Maine Merger Agreement or amend Section 5.12 of the Maine Merger Agreement or otherwise materially amend any material provision of the Maine Merger Agreement, or terminate the Maine Merger Agreement, at any time prior to the Effective Time without the prior consent of the Company.

Section 5.18 Board of Directors. Parent shall take all necessary corporate action to appoint to Parent’s Board of Directors, as of the Effective Time, James C. Flores and two members of the Company’s Board of Directors as of the date of this Agreement that are mutually agreed upon by Parent and the Company.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case that prohibits the consummation of the Merger or any related transaction.

(c) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) All waiting periods applicable to the Merger under the HSR Act, including any secondary acquisition notifications pursuant to 16 C.F.R. § 801.4, shall have expired or been terminated.

(f) Merger Sub shall have obtained the necessary qualifications required by the Bureau of Ocean Energy Management and the Bureau of Safety and Environmental Enforcement to hold or operate Oil and Gas Interests in the Gulf of Mexico.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in (i) this Agreement (other than in Sections 4.1(b), 4.1(c) and 4.7(b)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) Sections 4.1(b) and 4.1(c) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, and (iii) Section 4.7(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer of its general partner, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) The Company shall have received a written opinion from Latham & Watkins LLP, counsel to the Company, or another firm of national reputation, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Parent and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion. The condition set forth in this Section 6.2(d) shall not be waivable after receipt of the Company Stockholder Approval if such waiver would require further stockholder approval to be obtained, unless further stockholder approval is obtained with appropriate disclosure.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company set forth in (i) this Agreement (other than in Sections 3.2(a), 3.2(b) and 3.10(b)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) Sections 3.2(a) and 3.2(b) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, and (iii) Section 3.10(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Parent shall have received a written opinion from Wachtell, Lipton, Rosen & Katz, counsel to Parent, or another firm of national reputation, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Parent and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion. The condition set forth in this Section 6.3(d) shall not be waivable after receipt of the Company Stockholder Approval if such waiver would require further stockholder approval to be obtained, unless further stockholder approval is obtained with appropriate disclosure.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s willful and intentional material breach of any material provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (except as otherwise provided below):

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if the Merger shall not have been consummated on or prior to June 5, 2013 (the “End Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 6.1(b), Section 6.1(c) or Section 6.1(e), shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either Parent or the Company from time to time by written notice to the other party up to a date not beyond September 5, 2013, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if (i) the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement and (ii) the other party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.5;

(c) by either the Company or Parent, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such injunction was due to the failure of such party to perform any of its obligations under this Agreement;

(d) by either the Company or Parent, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(f) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Company does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein); and

(g) by Parent, prior to receipt of the Company Stockholder Approval (i) in the event of a Company Adverse Recommendation Change or (ii) upon any material breach by the Company of its obligations under Section 5.4.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of Section 7.3 and Article VIII), and there shall be no other liability on the part of the Company or Parent to the other except as provided in Section 7.3 and liability arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in this Agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Breakup Fee; Expenses.

(a) If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(d) or by Parent pursuant to Section 7.1(g)(i) as a result of a Company Adverse Recommendation Change due to an Intervening Event, the Company shall pay Parent up to $69,000,000 in respect of Parent’s expenses in connection with this Agreement (the “Expense Reimbursement”), by wire transfer (to an account designated by Parent) in immediately available funds within two business days after such termination. If this Agreement is terminated (i) by Parent pursuant to Section 7.1(g)(i) as a result of a Company Adverse Recommendation Change due to a Company Superior Proposal or pursuant to Section 7.1(g)(ii), (ii) by the Company pursuant to Section 7.1(b) and, at the time of such termination, (A) the Company Stockholder Approval shall not have been obtained and (B) Parent would have been permitted to terminate this Agreement pursuant to Section 7.1(g)(i) as a result of a Company Adverse Recommendation Change due to a Company Superior Proposal or pursuant to Section 7.1(g)(ii), or (iii) by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d) or by Parent pursuant to Section 7.1(f), and in the case of any termination pursuant to this clause (iii), (A) a Company Takeover Proposal shall have been publicly announced or shall have become publicly known, and not withdrawn at least fifteen (15) business days prior to the Company Stockholders’ Meeting and (B) at any time on or prior to the twelve month anniversary of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Company Takeover Proposal or the transactions contemplated by any Company Takeover Proposal are consummated, the Company shall pay Parent the Termination Fee (less any amounts previously or concurrently paid to Parent in respect of the Expense Reimbursement), by wire transfer (to an account designated by Parent) in immediately available funds (1) in the case of clause (i), within two business days of such termination, in the case of clause (ii) prior to or concurrently with such termination, and in the case of clause (iii) the Expense Reimbursement within two business days of such termination and the Termination Fee (less any amounts previously or concurrently paid to Parent in respect of the Expense Reimbursement) upon the earlier of entering into such definitive agreement with respect to a Company Takeover Proposal or the consummation of the transactions contemplated by a Company Takeover Proposal. “Termination Fee” shall mean a cash amount equal to $207,000,000. Notwithstanding anything to the contrary in this Agreement, if the Termination Fee shall become due and payable in accordance with this Section 7.3(a), from and after such termination and payment of the Termination Fee pursuant to and in accordance with this Section 7.3(a), the Company shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 7.3(a), except in the case of fraud or a willful and material breach by the Company of this Agreement. Each of the parties hereto acknowledges that the Termination Fee and Expense Reimbursement are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Termination Fee and/or Expense Reimbursement are due and payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to more than one payment of the Termination Fee in connection with a termination of this Agreement pursuant to which the Termination Fee is payable, and if the Termination Fee is payable at such time as Parent has already received payment or concurrently receives payment from the Company in respect of Expense Reimbursement, the amount of Expense Reimbursement actually received by Parent shall be deducted from the Termination Fee.

(b) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 7.3(a), then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced and (ii) the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.

(c) Solely for purposes of this Section 7.3, “Company Takeover Proposal” shall have the meaning ascribed thereto in Section 8.15(b)(xv), except that all references to 15% shall be changed to 50%.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for the covenants and agreements of Parent in Section 5.10(d) and covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided, however, that Parent shall pay all filing fees required under the HSR Act. Except as otherwise provided in this Agreement, all transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by Parent when due, and Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware (“Delaware Court of Chancery”)

and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court sitting within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court sitting within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

(b) NOTWITHSTANDING THE FOREGOING, WITH RESPECT TO ANY CLAIM, SUIT, ACTION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, INVOLVING ANY FINANCING SOURCES UNDER THE FINANCING OR ANY AFFILIATE THEREOF ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE FINANCING, ANY ALTERNATIVE FINANCING, THE COMMITMENT LETTERS, THE COMMITMENT LETTERS IN RESPECT OF ANY ALTERNATIVE FINANCING OR THE PERFORMANCE OF SERVICES THEREUNDER, THE PARTIES HERETO AGREE THAT (I) SUCH CLAIMS, SUITS, ACTIONS OR PROCEEDINGS SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN THE CITY AND COUNTY OF NEW YORK, AND (II) THEY SHALL NOT BRING OR PERMIT ANY OF THEIR AFFILIATES

TO BRING OR SUPPORT ANYONE ELSE IN BRINGING ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING IN ANY OTHER COURT.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY DISPUTE ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THE FINANCING OR ANY ALTERNATIVE FINANCING, THE COMMITMENT LETTERS, ANY COMMITMENT LETTERS IN RESPECT OF ANY ALTERNATIVE FINANCING OR THE PERFORMANCE THEREOF) OR THE ACTIONS OF PARENT, MERGER SUB, THE FINANCING SOURCES OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To Parent or Merger Sub:

Freeport-McMoRan Copper & Gold Inc.

333 North Central Avenue

Phoenix, Arizona 85004

Facsimile:    (602) 366-7691

Attention:     General Counsel

with copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: (212) 403-2000

Attention: David E. Shapiro, Esq.

Email: deshapiro@wlrk.com

To the Company:

Plains Exploration & Production Company

700 Milam, Suite 3100

Houston, Texas 77002

Facsimile: (713) 579-6231

Attention: General Counsel

with copies to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Facsimile: (713) 546-5401

Attention:	Michael E. Dillard
Sean T. Wheeler
Email: michael.dillard@lw.com
sean.wheeler@lw.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that each of Merger Sub and Parent may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and, subject to Section 5.10, this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable

Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything herein to the contrary, Sections 8.5, 8.6 and 8.13 and this sentence may not be modified, waived or terminated in a manner that is adverse to the Financing Sources without the prior written consent of each Financing Source.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) except for the provisions of Section 5.10, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, each Financing Source shall be an express third party beneficiary of and shall be entitled to rely upon Sections 8.5 and 8.6 hereof, the last sentence of Section 8.11 and this Section 8.13, and each Financing Party may enforce such provisions. In addition, the Company agrees, on behalf of itself and its affiliates, stockholders and Representatives (collectively, the “Company Related Parties”), that the Financing Sources under the Commitment Letters and their affiliates, stockholders and Representatives and each of their successors and assigns (collectively, the “Financing Parties”) shall be subject to no liability or claims (whether legal or equitable, arising under contract, tort or otherwise) by the Company Related Parties arising out of or relating to this Agreement, the Financing or the transactions contemplated hereby or in connection with the Financing, or the performance of services by such Financing Parties with respect to the foregoing.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Definitions.

(a) General Definitions. References in this Agreement to “Subsidiaries” of any party means any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner on the date hereof. References in this Agreement (except as specifically otherwise defined) to “affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.15(a) of the Parent Disclosure Schedule and (ii) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.15(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to remain closed.

(b) Certain Specified Definitions. As used in this Agreement:

(i) “BP Assets” means the assets to be acquired by the Company and its Subsidiaries pursuant to the BP Purchase Agreement.

(ii) “BP Purchase Agreement” means the Purchase and Sale Agreement by and among BP Exploration & Production Inc., BP America Production Company and the Company, dated as of September 4, 2012.

(iii) “Company Electing Award” means each award of Company Restricted Shares and each award of Company Electing RSUs.

(iv) “Company Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that has had, or would be reasonably likely to have, a material adverse effect on (A) the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or (B) the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, effect, development or occurrence resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which the Company or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including, subject to the following proviso, the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement) (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Sections 3.3 or 3.20 (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of Parent or Merger Sub, (5) any changes or developments in prices for oil, natural gas or other commodities or for the Company’s raw material inputs and end products, (6) any adoption, implementation, promulgation, repeal or modification following the date of this Agreement of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (7) any changes in GAAP or accounting standards following the date of this Agreement, (8) earthquakes, any weather-related event, natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (9) any failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition), or (10) any changes in the share price or trading volume of the shares of Company Common Stock (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clauses (1), (2), (6), (7) and (8) to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate; provided, for the avoidance of doubt, notwithstanding anything to the contrary above, any blowout, spill, explosion, or similar occurrence with respect to any well, pipeline or equipment operated by the Company may be taken into account in determining whether there has been a Company Material Adverse Effect.

(v) “Company Option” means each stock option covering shares of Company Common Stock issued pursuant to any Company Stock Plan.

(vi) “Company Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among the Company and its wholly owned subsidiaries, (F) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby, or (G) Liens arising under (1) the Amended and Restated Credit Agreement, dated as of November 30, 2012, among the Company, as borrower, each of the lenders that is a signatory thereto, and JPMorgan Chase Bank, N.A., as administrative agent, and (2) the Senior Revolving Credit Agreement, dated as of November 18, 2011, among Offshore, JPMorgan Chase Bank, N.A., as administrative agent, Barclays Bank PLC and Bank of Montreal, as co-documentation agents, Toronto Dominion (New York) LLC and Well Fargo Bank, National Association, as co-syndication agents, and the lenders party thereto.

(vii) “Company Restricted Share” means each share of Company Common Stock granted pursuant to any Company Stock Plan, including, for the avoidance of doubt, any such shares that will be granted or credited to any person pursuant to an employment contract or other written agreement with the Company at the Effective Time, in any case, that, as of immediately prior to the Effective Time, remains subject to any performance-vest, time-vest or other condition(s) that constitute a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(viii) “Company RSU” means each restricted stock unit covering shares of Company Common Stock granted pursuant to any Company Stock Plan, other than any Company Interim Award, including, for the avoidance of doubt, any such restricted stock units that will be granted or credited to any person pursuant to an employment contract, the Company’s Long-Term Retention and Deferred Compensation Agreement or other written agreement with the Company at the Effective Time.

(ix) “Company SAR” means each stock appreciation right covering shares of Company Common Stock issued pursuant to any Company Stock Plan, other than any Company Interim Award.

(x) “Company Stock Plans” mean the Nuevo Energy Company 1993 Stock Incentive Plan, the Company 2002 Stock Incentive Plan, the Company 2004 Stock Incentive Plan, the Company 2006 Incentive Plan and the Company 2010 Incentive Award Plan, each as amended or restated.

(xi) “Company Superior Proposal” means a bona fide, unsolicited, written Company Takeover Proposal (A) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 75% of the outstanding Company Common Stock or more than 75% of the assets of the Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (B) that the Company Board of Directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Company Takeover Proposal and (C) that the Company Board of Directors determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement proposed by Parent in response to such Company Takeover Proposal, and all financial, legal, regulatory and other aspects of such Company Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement), is more favorable to the stockholders of the Company from a financial point of view than the Merger.

(xii) “Company Takeover Proposal” means (A) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries whose assets, taken together, constitute 15% or more of the Company’s consolidated assets, (ii) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, more than 15% of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company or (iii) any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, in one or more transactions, assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of the Company, in each case, other than the Merger.

(xiii) “Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether oral or written.

(xiv) “Derivative” means a derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transaction.

(xv) “Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials), in each case as in effect as of the date of this Agreement.

(xvi) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(xvii) “Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Financing or any Alternative Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates, and their and their respective affiliates’ former or current partners, members, stockholders, officers, directors, employees, agents and representatives and their respective successors and assigns.

(xviii) “GOM Acquisition” means the consummation of the transactions contemplated by the BP Purchase Agreement and the Shell Purchase Agreement.

(xix) “good and defensible title” means such title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing or non-producing oil and gas properties or mining properties, as the case may be, in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

(xx) “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

(xxi) “Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith.

(xxii) “Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to the Company’s Board of Directors as of the date of this Agreement (or, if known, the magnitude or material consequences of which were not known or foreseeable by the Company’s Board of Directors as of the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequence becomes known to or by the Company’s Board of Directors prior to obtaining the Company Stockholder Approval; provided, however, if the Intervening Event relates to an event, change, effect, development or occurrence involving Parent or any of its Subsidiaries, then such event, change, effect, development or occurrence shall not constitute an Intervening Event unless such Intervening Event has a Parent Material Adverse Effect; provided, further, that under no circumstances shall any event, change, effect, development or occurrence relating to the expectation, discovery or development of Hydrocarbons which may be contained in or which may be accessible, produced, marketed or sold from any Oil and Gas Interests of the Company or any of its Subsidiaries constitute or contribute towards an Intervening Event.

(xxiii) “IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the current operation of the business of the Company and its Subsidiaries.

(xxiv) “Maine Merger Agreement” means the Agreement and Plan of Merger, dated the date hereof, between the Company, Maine Merger Sub and Maine.

(xxv) “Minerals” means any and all ores, ore bodies, deposits, minerals and mineral inventories, precious and base, metallic and non-metallic (and concentrates, doré or other products derived therefrom), including copper, gold, molybdenum, cobalt hydroxide, silver and other mineral or metal products which may be prospected for, explored for, mined, extracted, exploited or removed, milled, refined, smelted, processed and/ or sold.

(xxvi) “Mining Contracts” means any of the following Contracts to which Parent or any of its Subsidiaries is a party (other than, in each case, a Mineral Right): all earn-in and earn-out agreements, option agreements, prospecting agreements, exploration agreements, joint venture agreements, development agreements, operating agreements, tolling agreements, royalty agreements, mineral sales agreements, mineral off take agreements, contract mining agreements, surface rights agreements, water rights agreements, milling agreements, processing agreements, refining agreements, smelting agreements, service and supply agreements, geophysical and geological agreements and all other Contracts relating to Minerals, Mines or revenues therefrom and claims and rights thereto, and, in each case, interests thereunder.

(xxvii) “Mining Interests” means (A) direct and indirect interests in and rights with respect to Minerals and related properties and assets of any kind and nature, direct or indirect, including earn-in interests and operating rights and royalties, net profit and net smelter royalties or interests, carried interests, and other non-working interests and non-operating interests; (B) Minerals or revenues therefrom; (C) all Mineral Rights and any leasehold estates created thereby and the lands and surface rights covered by, or related to, the Mineral Rights; (D) all Mining Contracts; (E) surface rights and interests, fee interests, reversionary interests, reservations and concessions related to Mineral Rights; (F) all easements, surface use agreements, rights of way, authorizations, licenses, permits, ingress, egress and access rights, and all other required rights and interests in each case, in connection with Mineral Rights, the prospecting, exploration, drilling in respect of Minerals or the mining, extraction, exploitation, removal, milling, refining, smelting, processing, storage, disposition, transportation or sale of Minerals; (G) all registered and non-registered concessions, easements and other rights to remove or divert from its natural source and to use water, all rights and approvals related thereto, such as rights and approvals to access water and to locate equipment and other hydrological works necessary to access and transport water, in connection with any Mineral Rights; (H) all interests in machinery, equipment (including Mines, mining equipment and machinery), mineral production, milling, refining, smelting, processing, storage, and transportation facilities (including conveyor systems, rail and port facilities, loading and unloading facilities, vehicles, and rolling stock), pumps, tailings facilities, water plants, power plants and generators, fuel storage facilities, processing plants, plants, refineries, testing, assaying, weighing and monitoring equipment, in each case, in connection with Mineral Rights, the Mines or the prospecting, exploration for, mining, extraction, exploitation, removal, production, milling, refining, smelting, processing, storage, disposition, transportation or sale of Minerals, and (I) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(xxviii) “Mineral Rights” means all prospecting licenses, exploration licenses, mining or exploitation licenses, mineral concessions, licenses of occupation, mining claims and other forms of tenure, conventional proprietary interests or other rights to Minerals or to work upon land for the purpose of searching for, developing or extracting Minerals under any form of title recognized under applicable Laws, whether contractual, statutory or otherwise, including leases or subleases, licenses or other occupancy or similar agreements under which Parent or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains rights in and to, or in respect of, Minerals or any other real property which is material to the operation of Parent’s or its Subsidiaries’ business.

(xxix) “Mines” means all mines, wells and plants whether producing, operating, shut-in or temporarily abandoned, located in, on or under Mineral Rights or otherwise associated with a Mining Interest of Parent or any of its Subsidiaries, together with all Mineral production from such mine, the workings established and assets acquired, obtained or constructed in order to bring the Mineral Right or a portion thereof into (and to maintain) production, including all pits, shafts, haulage ways and other underground workings, and all buildings, plants and other structures, fixtures and improvements, mobile equipment, stores of a capital and consumable nature, and all other property, whether fixed or moveable, as the same may exist at any time related thereto.

(xxx) “Offshore Warrants” means those warrants issued by Offshore to purchase, in aggregate, up to 9,121,000 shares of Offshore Class A Stock or Offshore Common Stock at a price of $20 per share.

(xxxi) “Oil and Gas Contracts” means any of the following Contracts to which the Company or any of its Subsidiaries is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, divisions orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and all other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, interests thereunder.

(xxxii) “Oil and Gas Interests” means (A) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests; (B) Hydrocarbons or revenues therefrom; (C) all Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases or included in units with which the Oil and Gas Leases may have been pooled or united; (D) all Oil and Gas Contracts; (E) surface interests, fee interests, reversionary interests, reservations and concessions; (F) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, (G) all rights and interests in, under or derived from unitization and pooling agreements in effect with respect to clauses (A) and (C) above and the units created thereby which accrue or are attributable to the interests of the holder thereof; (H) all interests in machinery equipment (including Wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, separation plants, refineries, testing and monitoring equipment, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (I) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(xxxiii) “Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which the Company or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains operating rights in and to

Hydrocarbons or any other real property which is material to the operation of the Company’s business.

(xxxiv) “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

(xxxv) “Parent Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that has had, or would be reasonably likely to have, a material adverse effect on (A) the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement or (B) the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, other than any event, change, effect, development or occurrence resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which Parent or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including, subject to the following proviso, the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement) (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Sections 4.2 or 4.16 (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of the Company, (5) any changes or developments in prices for copper, gold, molybdenum or other commodities or for Parent’s raw material inputs and end products, (6) any adoption, implementation, promulgation, repeal or modification following the date of this Agreement of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (7) any changes in GAAP or accounting standards, (8) earthquakes, any weather-related event, natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (9) any failure by Parent to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition), or (10) any changes in the share price or trading volume of the shares of Parent Common Stock (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clauses (1), (2), (6), (7) and (8) to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate; provided, that for the avoidance of doubt, notwithstanding anything to the contrary above, any amendment, modification or termination of any contract, license or other agreement or understanding with, or any change of law, rule or regulation by, in each case, the Republic of Indonesia, may be taken into account in determining whether there has been a Parent Material Adverse Effect.

(xxxvi) “Parent Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among Parent and its wholly owned subsidiaries, or (F) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby.

(xxxvii) “Parent Stock Plans” means Parent 1995 Stock Option Plan, Parent 1995 Stock Option Plan for Non-Employee Directors, Parent Amended and Restated 1999 Stock Incentive Plan, Parent 2003 Stock Incentive Plan, Parent 2004 Director Compensation Plan, Parent Amended and Restated 2006 Stock Incentive Plan and Parent 2009 Annual Incentive Plan, as amended and restated.

(xxxviii) “Production Burden” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Entities.

(xxxix) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

(xl) “Shell Assets” means the assets to be acquired by the Company and its Subsidiaries pursuant to the Shell Purchase Agreement.

(xli) “Shell Purchase Agreement” means the Purchase and Sale Agreement between Shell Offshore Inc. and the Company, dated as of September 7, 2012.

(xlii) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto.

(xliii) “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

(xliv) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

(xlv) “Units” means all pooled, communitized or unitized acreage that includes all or a part of any Oil and Gas Lease.

(xlvi) “Wells” means all oil and/or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on the Oil and Gas Leases or Units or otherwise associated with an Oil and Gas Interest of the Company or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PLAINS EXPLORATION & PRODUCTION COMPANY

By:	/s/ James C. Flores
	Name:	James C. Flores
	Title:	Chairman of the Board, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

FREEPORT-MCMORAN COPPER & GOLD INC.

By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President, Chief Financial Officer & Treasurer

IMONC LLC

By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President & Treasurer

[Signature Page to Agreement and Plan of Merger]